SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant	x
Filed by a Party other than the Registrant	o
Check the appropriate box:
o Preliminary Proxy Statement	o Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
X Definitive Proxy Statement
o Definitive Additional Materials
o Soliciting Material Pursuant to Rule 14a-12

ALLEGIANT TRAVEL COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

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ALLEGIANT TRAVEL COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Allegiant Travel Company:

NOTICE IS HEREBY GIVEN that the annual meeting of Shareholders of Allegiant Travel Company (the "Company") will be held at our company headquarters at 1201 N. Town Center Drive, Las Vegas, Nevada 89144 on Wednesday, June 23, 2021 at 9:00 a.m. local time, for the following purposes:

    (1) To elect Directors;

    (2) To vote on a proposal to approve, on an advisory basis, the compensation of our named executive officers;

(3) To ratify the selection by the audit committee of our board of directors of the firm KPMG LLP as our independent registered public accountants for the year ending December 31, 2021;

    (4) To consider and vote on a shareholder proposal; and

    (5) To transact such other business as may properly come before the meeting.

Holders of the Common Stock of record at the close of business on April 26, 2021 will be entitled to notice of and to vote at the meeting. A list of shareholders will be available at the annual meeting.

It is important that your shares be represented at the annual meeting to ensure the presence of a quorum. Whether or not you expect to be present in person at the meeting, please vote your shares by signing and dating the accompanying proxy and returning it promptly in the enclosed postage paid reply envelope. You may also vote by telephone from the United States, or through the Internet, using the instructions on the proxy card. We encourage you to vote via telephone or the Internet to help save on postage costs. In addition, if you vote via the Internet, you may elect to have next year’s Proxy Statement and Annual Report delivered to you electronically. We encourage you to enroll in electronic delivery, as it is a cost-effective way for us to provide you with electronic versions of the proxy materials and annual reports.

By Order of the Board of Directors,
Robert B. Goldberg
Secretary
April 30, 2021
Las Vegas, Nevada

ALLEGIANT TRAVEL COMPANY
1201 N. TOWN CENTER DRIVE
LAS VEGAS, NEVADA 89144
(702) 851-7300

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 23, 2021

This proxy statement is furnished in connection with the solicitation of proxies on behalf of our board of directors to be voted at the annual meeting of our shareholders to be held on June 23, 2021, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Our annual meeting of shareholders will be held at our company headquarters at 1201 N. Town Center Drive, Las Vegas, Nevada 89144, on Wednesday, June 23, 2021, at 9:00 a.m. local time. This proxy statement and accompanying form of proxy will be first sent or given to our shareholders on or about May 14, 2021. Our annual report for the year ended December 31, 2020, is being sent to each shareholder of record along with this proxy statement.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, our shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, an advisory vote on executive compensation, ratification of our independent registered public accountants and a shareholder proposal. In addition, our management will respond to questions from shareholders.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, April 26, 2021, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Seating, however, may be limited. Admission to the meeting will be on a first come, first served basis. Each shareholder may be asked to present valid picture identification, such as a driver's license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, we had 16,416,019 shares of common stock outstanding. Abstentions are included in the shares present at the meeting for purposes of determining whether a quorum is present. Broker non-votes (when shares are represented at the meeting by a proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters) are also included in the determination of the number of shares represented at the meeting for purposes of determining whether a quorum is present.

How do I vote?

To vote, you may complete and return a written proxy card. You may also vote by telephone from the United States, or through the Internet, using the instructions on the proxy card. We encourage you to vote via telephone or the Internet to help save on postage costs. In addition, if you vote via the Internet, you may elect to have next year’s Proxy Statement and Annual Report delivered to you electronically. We encourage you to enroll in electronic delivery, as it is a cost-effective way for us to provide you with electronic versions of the proxy materials and annual reports.

You can also vote in person at the meeting, and submitting your voting instructions by proxy card will not affect your right to attend and vote. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have voted by written proxy card, you may change your vote at any time before the proxy is exercised by filing with our secretary either a written notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Allegiant Travel Company, 1201 N. Town Center Drive, Las Vegas, Nevada 89144, Attention: Robert B. Goldberg, Secretary.

What are the recommendations of our board of directors?

Unless you give other instructions when voting, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Our board recommends a vote FOR election of the nominated slate of directors, FOR approval of the advisory vote of the compensation of our named executive officers, FOR the ratification of KPMG LLP as our independent registered public accountants and AGAINST the shareholder proposal.
With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.
What vote is required to approve each item?

The governing documents of the corporation have never required a supermajority vote. The vote required for each item is discussed below.

Election of Directors. Our By-Laws require that in an uncontested election, each director must be elected annually by a majority of votes cast with respect to that director. This means that the number of votes “for” a director must exceed the number of votes “against” that director. In the event a nominee for director receives more “against” votes for his or her election than “for” votes, the board must consider such director’s resignation after consideration and a recommendation by the nominating committee. The majority voting standard does not apply in the event the number of nominees for director exceeds the number of directors to be elected. In those circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of “for” votes, up to the total number of directors to be elected at the annual meeting, will be elected.

With regard to the election of directors, the board intends to nominate the seven persons identified as its nominees in this proxy statement. Because we have not received notice from any shareholder of an intent to nominate directors at the annual meeting, each of the directors must be elected by a majority of votes cast. For these purposes, abstentions and broker non-votes are not treated as votes cast with respect to a director and therefore will not be counted in determining the outcome of the election of directors.
Advisory Vote on Compensation of Named Executive Officers. The resolution will be approved if the number of votes cast in favor of the resolution exceeds the number of votes cast in opposition to the resolution. Abstentions and broker non-votes are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, abstentions and broker non-votes will not have any effect on the proposal to approve executive compensation as disclosed in this proxy statement.

Ratification of Independent Registered Public Accountants. To approve the ratification of our independent registered public accountants, the resolution will be approved if the number of votes cast in favor of the resolution exceeds the number of votes cast in opposition of the resolution. Abstentions and broker non-votes will not have any effect on the proposal to ratify the appointment of our independent registered public accountants.
Shareholder Proposal and Other Items. The shareholder proposal and any other item which may properly come before the meeting will be approved if the number of votes cast in favor of the resolution exceeds the number of votes cast in opposition of the proposal. Abstentions and broker non-votes will not have any effect on any such proposal.

Our management knows of no matter to be brought before the meeting other than the election of directors and those other items described in this proxy statement. If, however, any other matters properly come before the meeting, it is intended that the proxies will be voted as recommended by our board of directors or, if no recommendation is given, in accordance with the judgment of the person or persons voting such proxies.
How will proxies be solicited?

Proxies will be solicited by mail. Proxies may also be solicited by our officers and regular employees personally or by telephone, email or facsimile, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our common stock. We will pay the expense of preparing, assembling, printing, mailing and soliciting proxies.

Is there electronic access to the proxy materials and annual report?

Yes. This proxy statement and our annual report are available on our web site, www.allegiant.com.

STOCK OWNERSHIP

Security Ownership of Management and Certain Beneficial Owners

The following table shows information known to us with respect to beneficial ownership of our common stock as of April 26, 2021 (or dates as otherwise noted), by (A) each director, (B) each of the executive officers named in the Summary Compensation Table beginning on page 27, (C) all executive officers and directors as a group and (D) each person known by us to be a beneficial owner of more than 5 percent of our outstanding common stock.

Each shareholder’s percentage ownership in the following table is based on 16,416,019 shares of common stock outstanding as of April 26, 2021.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Shareholders:
Maurice J. Gallagher, Jr. (1)	2,391,741	14.6%
BlackRock, Inc. (2)	1,967,303	12.0%
The Vanguard Group (3)	1,382,065	8.4%
Wasatch Advisors, Inc. (4)	1,202,104	7.3%

Named Executive Officers and Directors:
Maurice J. Gallagher, Jr. (1)	2,391,741	14.6%
Montie Brewer (5)	15,000	*
Linda Marvin (6)	6,000	*
Charles Pollard (7)	14,000	*
Gary Ellmer (8)	1,715	*
Ponder Harrison (9)	21,128	*
John Redmond (10)	217,990	1.3%
Scott Sheldon (11)	28,984	*
Gregory Anderson (12)	27,383	*
Robert P. Wilson III (13)	14,378	*
All executive officers and directors as a group (11 persons) (14)	2,747,813	16.7%
* Represents ownership of less than one percent.

(1)The address of Maurice J. Gallagher, Jr., is 1201 N. Town Center Drive, Las Vegas, Nevada 89144. These shares include 211,000 shares of common stock held by two entities controlled by Mr. Gallagher. The shares also include 16,437 shares of restricted stock not yet vested. Of Mr. Gallagher's ownership, 800,000 shares are pledged under a line of credit agreement under which there is no outstanding debt as of April 26, 2021.
(2)Information is based on a Schedule 13G/Amendment No. 13 filed with the Securities and Exchange Commission on January 27, 2021, by BlackRock, Inc. The Schedule 13G/Amendment No. 13 reports that as of December 31, 2020, BlackRock, Inc. has sole voting power over 1,948,187 shares and sole dispositive power over 1,967,303 shares which are owned by various subsidiaries of BlackRock, Inc. with no subsidiaries (other than BlackRock Fund Advisors and iShares Core S&P Small-Cap ETF) owning more than 5 percent of our outstanding common stock. The address of this beneficial owner is 55 East 52nd Street, New York, NY 10055.
(3)Information is based on a Schedule 13G/Amendment No. 7 filed with the Securities and Exchange Commission on February 10, 2021, by The Vanguard Group as an investment adviser. The Schedule 13G/Amendment No. 7 reports that as of December 31, 2020, The Vanguard Group beneficially has shared voting power over 12,485 shares, sole dispositive power over 1,363,283 shares and shared dispositive power over 18,782 shares. The address of this beneficial owner is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)Information is based on a Schedule 13G/Amendment No. 1 filed with the Securities and Exchange Commission on February 11, 2021, by Wasatch Advisors, Inc.. The Schedule 13G/Amendment No. 1 reports that as of December 31,

2020, Wasatch Advisors, Inc. beneficially has sole voting and dispositive power over 1,202,104 shares. The address of this beneficial owner is 505 Wakara Way, Salt Lake City, Utah 84108.
(5)Includes 1,000 shares of restricted stock held by Mr. Brewer not yet vested as of the date of this proxy statement.
(6)Includes 1,000 shares of restricted stock held by Ms. Marvin not yet vested as of the date of this proxy statement.
(7)Includes 1,000 shares of restricted stock held by Mr. Pollard not yet vested as of the date of this proxy statement.
(8)Includes 1,000 shares of restricted stock held by Mr. Ellmer not yet vested as of the date of this proxy statement.
(9)Includes 1,500 shares of restricted stock held by Mr. Harrison not yet vested as of the date of this proxy statement.
(10)Includes 17,172 shares of restricted stock held by Mr. Redmond not yet vested as of the date of this proxy statement.
(11)Includes 22,795 shares of restricted stock held by Mr. Sheldon not yet vested as of the date of this proxy statement.
(12)Includes 21,078 shares of restricted stock held by Mr. Anderson not yet vested as of the date of this proxy statement.
(13)Includes 10,647 shares of restricted stock held by Mr. Wilson not yet vested as of the date of this proxy statement.
(14)See footnotes 1, 5-13. Also includes 9,494 shares not yet vested as of the date of this proxy statement owned by an executive officer not listed above.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information regarding options, warrants and other rights to acquire equity securities under our equity compensation plans as of December 31, 2020:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (2)	Weighted-Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (3)
Equity compensation plans approved by security holders (1)	—	N/A	467,904

1.There are no securities to be issued under any equity compensation plans not approved by our security holders.
2.The shares shown as being issuable under equity compensation plans exclude unvested restricted stock awards of 265,527 shares as all restricted stock awards are deemed to have been issued, and exclude all outstanding stock appreciation rights ("SARs") which are settled in cash.
3.Our 2016 Long-Term Incentive Plan applies a fungible ratio such that a full-value award, such as a restricted stock grant or restricted stock unit grant, will be counted at two times its number for purposes of the plan limit. As a result, a maximum of 233,952 shares of restricted stock are remaining for future issuance under the 2016 Long-Term Incentive Plan as of December 31, 2020.

Pledging Policy

The Company has not adopted any policy to restrict the ability of employees (including officers) or directors to hedge any equity ownership in the Company. As such, employees and directors may purchase financial instruments (including variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the value of Company equity securities. Any such transactions by our named executive officers or directors are disclosed in the footnotes to the stock ownership table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10 percent of our equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us with respect to transactions during 2020 and through the date of this statement, or written representations from certain reporting persons, we believe that our directors and executive officers have complied with all filing requirements applicable to them except that stock grants to executive officers were reported one day late for grants in January 2020. We note we have had one or more shareholders with more than 10 percent ownership during 2020 which are not insiders. These 10 percent owners did not file reports on Form 3, 4 or 5 during 2020.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our By-laws provide that there shall be seven directors. Each year, all members of our board of directors are to be elected. All directors serve for a one-year term.

The following table sets forth certain information with respect to our board of directors as of April 30, 2021:

Name	Age	Position	Director Since (1)
Maurice J. Gallagher, Jr.	71	Chief Executive Officer, Chairman of the Board	2001
John Redmond	62	President, Director	2007
Montie Brewer (2) (3)	63	Director	2009
Gary Ellmer (2) (3) (4)	67	Director	2008
Ponder Harrison	59	Director	2019
Linda A. Marvin (3) (4)	59	Director	2013
Charles Pollard (2) (4)	63	Director	2009

(1)Each director serves for a one-year term with all directors being elected at each shareholders’ meeting.
(2)Member of the compensation committee.
(3)Member of the nominating committee.
(4)Member of the audit committee.

Nominees for Election as Directors

All of our directors are to be elected at this annual meeting. The nominating committee of our board of directors has recommended, and our board of directors has approved, the nomination of all existing board members for reelection for a one-year term expiring in 2022. Each elected director will hold office until his or her term expires and until his or her successor is duly elected and qualified.

During early 2020, our board interviewed candidates who would add further diversity to the board but the process was suspended upon the COVID-19 pandemic and related interruption of our industry. The board regularly looks at potential board candidates with expertise and disciplines which will add incremental value to the company in our industry

In accordance with the provisions of our By-laws, each nominee has submitted his or her resignation from the board to become effective if the nominee receives more “against” votes than “for” votes and if the resignation is accepted by the board after consideration and recommendation by the nominating committee.

It is the intention of the persons named in the accompanying proxy form to vote for the election of all nominees unless otherwise instructed. If, for any reason, any such nominee is not a candidate when the election occurs, which event is not anticipated, it is the intention of the persons named in the accompanying proxy form to vote for the remaining nominees named and to vote in accordance with their best judgment if any substitute nominees are named.

Below are the principal occupations and business experience, for at least the past five years, of each nominee. In addition, we indicate below the experience and qualifications which led the board of directors to conclude that each person should serve on the board:

Maurice J. Gallagher, Jr. has been actively involved in the management of our company since he became our majority owner and joined our board of directors in 2001. He has served as our chief executive officer since 2003 and was designated chairman of the board in 2006. Prior to his involvement with Allegiant, Mr. Gallagher devoted his time to his investment activities, including companies which he founded. Mr. Gallagher was one of the founders of ValuJet Airlines, Inc. (the predecessor of AirTran which later merged into Southwest Airlines) and served as an officer and director of ValuJet from its inception in 1993 until 1997. From 1983 until 1992, Mr. Gallagher was a principal owner and executive of WestAir Commuter Airlines.

As the founder of our business strategy and as our chief executive officer for the last 18 years, Mr. Gallagher provides invaluable strategic direction, innovation and experience to our board.

John Redmond was originally elected to our board in 2007 and served until June 2013, when he resigned to assume a full-time commitment in Australia. After the completion of his commitment, he was once again designated to serve on the board in April 2014 and in September 2016, he was hired as the company's president. From January 2013 until April 2014, Mr. Redmond served as managing director and chief executive officer of Echo Entertainment Group, Ltd., a gaming and hospitality company. From 2007 until January 2013, Mr. Redmond devoted his time to his private investments. Mr. Redmond served as president and chief executive officer of MGM Grand Resorts, LLC and a director of its parent company, MGM Mirage, from 2001 until 2007. Prior to that, he served as co-chief executive officer and a director of MGM Grand, Inc. from December 1999 to March 2001. He was senior vice president of MGM Grand Development, Inc. from 1996 to 1999. He served as vice-chairman of MGM Grand Detroit, LLC from 1998 to 2000 and chairman from 2000 until 2007. Prior to 1996, Mr. Redmond was senior vice president and chief financial officer of Caesars Palace and Sheraton Desert Inn, having served in various other senior operational and development positions with Caesars World, Inc. Mr. Redmond has served as a director of Vail Resorts, Inc. since 2008 and served as director of Echo Entertainment Group Limited from September 2011 until April 2014.

Mr. Redmond’s prior experience as chief executive officer of MGM entities and extensive prior experience with other resorts provide a travel industry perspective not shared by the other members of our board. With the development of Sunseeker Resorts, Mr. Redmond’s input is particularly valuable to our board.

Montie Brewer was elected to our board in 2009. Mr. Brewer served in senior management roles for Air Canada from 2002 until 2009, serving as its president and chief executive officer from 2004 until 2009. Mr. Brewer served on the board of directors of Air Canada from 2004 until 2009. Prior to Air Canada, Mr. Brewer served as senior vice president-planning for United Airlines and previously worked at Northwest Airlines, Republic Airlines, Braniff and TransWorld Airlines, beginning his employment in the airline industry in 1981. Mr. Brewer served as an executive officer of United Airlines from 1988 until 2002. Mr. Brewer has also served as a director of Finnair since March 2018 and as a director of ID90, an IT provider, since April 2017. Mr. Brewer also served as a director of Radixx International, an IT provider, from 2016 to 2019.

Mr. Brewer is an innovator in airline network, revenue, distribution and retailing which has allowed him to be very helpful and supportive in Allegiant’s strategic and commercial development. Having experience in both legacy and low cost carriers in North America and Europe, Mr. Brewer provides perspectives on the industry not readily available to Allegiant. Mr. Brewer’s prior experience as chief executive officer of Air Canada for more than four years, and his more than 28 years in management positions at multiple airlines, provide the background for a conclusion that he is a valuable addition to our board.

Gary Ellmer was elected to our board in 2008. Mr. Ellmer served in senior management positions for ATA Airlines from 2006 until February 2008, serving as chief operating officer from September 2007 until February 2008. Mr. Ellmer served as president and chief operating officer of Executive Airlines/American Eagle Caribbean from 2002 until 2006. From 1998 until 2002, he served in various officer positions for American Eagle Airlines, Business Express Airlines and WestAir Commuter Airlines. Mr. Ellmer is an eight-year veteran of the United States Marine Corps.

Mr. Ellmer’s service as chief operating officer of three airlines, and more than 27 years of experience in the airline industry, provide significant experience with regard to all facets of airline operations, including safety management, safety system development, reliability systems design, labor relations, pilot and technician training programs, FAA interface and regulatory procedures, quality control systems and procedures, maintenance and engineering systems and procedures, accident and incident prevention, accident and incident control, and development and testing of emergency response plans. This experience supports a conclusion that he should continue to serve on our board.

Ponder Harrison was selected to fill a vacancy on the Board created by an amendment to the Company’s By-laws in October 2019. Mr. Harrison previously served as an executive officer of the Company from 2002 until 2009, during which period he was responsible for marketing and sales, pricing and revenue management, inflight and people services, distribution and e-commerce strategies. Mr. Harrison continued to consult with the Company from 2009 until March 2017 when he joined the Company as its executive vice president. Mr. Harrison resigned from this position in April 2017 due to personal reasons. Since then, Mr. Harrison has devoted his time to philanthropic activities and his personal investments. He joined the national Parkinson’s Foundation Board of Directors in April 2019. In addition, Mr. Harrison has served as an executive partner of Comvest Partners since March 2018 and has been a strategic advisor to Franklin Templeton’s Blackhorse Industrial Technology Fund since September 2017. Mr. Harrison was President of Corporate Aircraft Partners, Inc. from 2001 through 2002. In 1999, he co-founded Virtual Premise, Inc., which was a leading SaaS provider of commercial real estate information management solutions. He served as its Chairman and CEO until its acquisition by CoStar Group, Inc. in 2011.

Earlier in his career, Mr. Harrison was vice president of sales and marketing for ValuJet Airlines from its commencement of business in 1993. After its merger with AirTran, he served as senior vice president of marketing until 1998. Before joining ValuJet, Mr. Harrison worked in various management roles at Delta Air Lines from 1983 through 1992.

Mr. Harrison’s extensive experience in the airline business and in sales and marketing substantiated his addition to the board in 2019 and his value to the Company on an ongoing basis.

Mr. Harrison also brings a diverse background and maintains a core-competency in technology and enterprise software development, having served as a founder, CEO and Chairman of a successful SaaS enterprise company. Providing additional benefit to this end, Mr. Harrison is an active private investor in the global industrial technology market segment while also serving as an Advisor to Franklin Resources’ Blackhorse Fund, a venture and private equity investment entity.

Linda A. Marvin was elected to our board in 2013. Ms. Marvin served as chief financial officer of the Company from 2001 until 2007 and consulted with the Company on a part-time basis until 2008. Since then, Ms. Marvin has dedicated her time to philanthropic activities and her private investments. She served as an officer of The Animal Foundation from 2010 until 2013 and served as its chairman from 2013 until 2016. She is also a member of the United Way's Women's Leadership Council. From 1996 through 2001, Ms. Marvin held various management positions for Mpower Communications, including chief financial officer and senior vice president of finance. Prior to that, she was involved in the airline industry in various finance and accounting roles with Business Express/Delta Connection and with WestAir Commuter Airlines and earlier in her career, served as an audit manager with KPMG Peat Marwick. Since 2018, Ms. Marvin has served on the Board of Advisory Directors of U.S. Bank National Association.

Ms. Marvin’s financial and accounting literacy, leadership expertise, general business knowledge, depth of knowledge of our company, having previously served as our chief financial officer, and her extensive airline industry experience, leads us to conclude she is qualified to serve on, and a valuable addition to, our board.

Charles W. Pollard was elected to our board in 2009. Mr. Pollard served in various executive positions for Omni Air International from 1997 until 2009, including as its president and chief executive officer from January 2007 until September 2008. Prior to his employment with Omni Air International, Mr. Pollard served in various executive positions for World Airways from 1987 until 1997, including as president and chief executive officer from 1993 to 1997. Mr. Pollard began his career as an attorney in the corporate practice group of Skadden, Arps, Slate, Meagher & Flom LLP from 1983 to 1987. Mr. Pollard served as a director of Air Partner, PLC from 2009 through 2014, and has served as a director of Aircastle Limited since 2010.

Mr. Pollard’s CEO experience in two airlines is relevant to the challenges of growing our company. His experience on the board of Aircastle Limited, a global aircraft leasing group, where he chairs both the compensation committee and the risk and governance committee, provides our board insights into aircraft markets. His law firm experience in corporate finance and mergers and acquisitions provides depth in those areas.

Our board of directors recommends that shareholders vote FOR each of the nominees to our board of directors. Please note that proxies cannot be voted for more than seven directors.

Director Independence

Our board of directors has determined that all of our directors, other than Maurice J. Gallagher, Jr. and John Redmond, are independent under the rules of the Nasdaq Stock Market. As neither Mr. Gallagher nor Mr. Redmond serve on any of the board’s committees, all committee members are independent under the rules of the Nasdaq Stock Market.

Committees of the Board of Directors

We have a standing audit committee, compensation committee and nominating committee. Each committee has the right to retain its own legal and other advisors.

Audit Committee

The audit committee is currently comprised of Gary Ellmer, Linda Marvin and Charles Pollard, each of whom is independent under the rules of the Securities and Exchange Commission and the Nasdaq Stock Market listing standards. Linda Marvin has been identified as the audit committee financial expert and serves as the chairperson of the committee. Our audit committee met five times during the 2020 year.

Our board of directors has adopted a charter for the audit committee setting forth the structure, powers and responsibilities of the audit committee. A copy of the audit committee charter can be found on our website at www.allegiant.com by clicking on

“About Allegiant,” then “Investor Relations,” then “Corporate Governance” under which the “Committee Charters” are found. Pursuant to the charter, the audit committee will be comprised of at least three members appointed by the board of directors, each of whom shall satisfy the membership requirements of independence, financial literacy or accounting or financial expertise as prescribed by applicable rules.
The audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the auditors are independent of management.
Compensation Committee

The compensation committee is comprised of Montie Brewer, Ponder Harrison and Charles Pollard, each of whom is a non-employee director and is independent under the Nasdaq Stock Market listing standards. Our compensation committee met four times during the 2020 year, including action taken by the committee as a part of full board meetings.

Our board of directors has adopted a charter for the compensation committee setting forth the structure, powers and responsibilities of the compensation committee. A copy of the charter of the compensation committee can be found on our website at www.allegiant.com by clicking on “About Allegiant,” then “Investor Relations,” then “Corporate Governance” under which the “Committee Charters” are found.
The compensation committee determines our compensation policies and forms of compensation provided to our directors and officers. The compensation committee also reviews and determines bonuses for our named executive officers. In addition, the compensation committee reviews and determines stock-based compensation for our directors, officers, employees and consultants, and administers our long-term incentive plan. Our chief executive officer and chairman of the board, Maurice J. Gallagher, Jr., provides input to the compensation committee in making compensation decisions for our other executive officers.

Nominating Committee

The nominating committee is authorized and empowered to submit to the entire board of directors for its approval, the committee’s recommendations for nominees to the board of directors. The nominating committee consists of Montie Brewer, Gary Ellmer and Linda Marvin. All of the current members of our nominating committee are independent under the rules of the Nasdaq Stock Market. Our nominating committee met two times during the 2020 year.

The responsibilities of the nominating committee are to identify individuals qualified to become board members, recommend director nominees to the board of directors prior to each annual meeting of shareholders, and recommend nominees for any committee of the board. A copy of the charter of the nominating committee can be found on our website at www.allegiant.com by clicking on “About Allegiant,” then “Investor Relations,” then “Corporate Governance” under which the “Committee Charters” are found.
To fulfill its responsibilities, the nominating committee will periodically consider and make recommendations to the board regarding what experience, talents, skills and other characteristics the board as a whole should possess in order to maintain its effectiveness. In determining whether to nominate an incumbent director for reelection, the nominating committee will evaluate each incumbent's continued service, in light of the board’s collective requirements, at the time such director comes up for reelection. When the need for a new director arises (whether because of a newly created board seat or vacancy), the nominating committee will proceed by whatever means it deems appropriate to identify a qualified candidate or candidates. The nominating committee will review the qualifications of each candidate. Final candidates will generally be interviewed by our chairman of the board and one or more other board members. The nominating committee will then make a recommendation to the board based on its review, the results of interviews with the candidate and all other available information. Our board makes the final decision on whether to invite the candidate to join the board.
The nominating committee’s charter provides general qualifications nominees should meet. These qualifications include the following:

•Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a board representing experience in areas that are relevant to our business activities.

•Directors must be willing to devote sufficient time to carrying out their duties and responsibilities efficiently, and should be committed to serve on the board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities, which would reasonably be expected to adversely affect his or her ability to perform the duties of a director.
•A director should disclose the director’s consideration of new directorships with other organizations so that the board can consider and express its views regarding the impact on the director’s service to us. The nominating committee and the board will consider service on other boards in considering potential candidates for nomination to stand for election or re-election to our board. Current positions held by directors may be maintained unless the board determines that doing so would impair the director’s service to our board.

Any shareholder may nominate a person for election as a director at a meeting of shareholders at which the nominating shareholder is entitled to vote by following certain procedures. These procedures generally require that certain written information about the nominee and nominating shareholder be delivered or mailed and received at our principal executive offices, to the attention of our corporate secretary, not less than 120 calendar days in advance of the date of the notice of annual meeting is released to shareholders in connection with the previous year’s annual meeting of shareholders.

In addition, the nominating committee will consider for inclusion in the board’s annual slate of director nominees, candidates recommended by significant, long-term shareholders. A significant long-term shareholder is a shareholder, or group of shareholders, that beneficially owned more than 5 percent of our voting stock for at least two years as of the date the recommendation was made, and at the record date for the shareholder meeting. In order for such a nominee to be considered for inclusion with the board’s slate, the nominating shareholder shall submit a timely nomination notice in accordance with the procedures above. The nominating shareholder should expressly indicate in the notice that such shareholder desires that the board and nominating committee consider the shareholder’s nominee for inclusion with the board’s slate of nominees for the meeting. The nominating shareholder and shareholder’s nominee should undertake to provide, or consent to our obtaining, all other information the board and nominating committee request in connection with their evaluation of the nominee.

A shareholder nominee submitted for inclusion in the board’s slate of nominees should meet the criteria for a director described above. In addition, in evaluating shareholder nominees for inclusion in the board’s slate of nominees, the board and nominating committee may consider all information relevant, in their business judgment, to the decision of whether to nominate a particular candidate for a particular board seat, taking into account the then-current composition of our board. The nominating committee would expect to use the same procedures to evaluate nominees for director whether recommended by a shareholder or recommended by another source. To date, we have not received any board nominee recommendations from shareholders.

Our board has determined that we are benefited by having a small board with directors with substantial relevant industry experience. The board does not anticipate any imminent changes to the composition of the board, but expects the nominating committee to consider diversity as well as relevant industry experience in identifying nominees for director in the future.

The nominating committee continues to evaluate its policies and procedures regarding shareholder nominations in light of changing industry practices and regulation. The policies and procedures described above are subject to change.
Shareholder Proxy Access
In 2018, the board of directors adopted revisions to our By-laws, putting into place balanced proxy access provisions consistent with public companies which have adopted proxy access and our board governance structure and particular circumstances. We believe these provisions provide meaningful, effective and accessible proxy access rights to our shareholders, and balance those benefits against the risk of misuse or abuse by shareholders with special interests that are not shared by all or a significant percentage of our shareholders. Our proxy access provisions permit a shareholder, or a group of shareholders (an unlimited number), owning 5 percent or more of the Company’s stock for at least three years to nominate and include in the Company’s proxy materials for an annual meeting of shareholders up to 20 percent of the board (or if such amount is not a whole number, the next lower whole number, but not less than one director) if such nominating shareholders and nominee satisfy the requirements set forth in our By-laws.

Meetings of our Board of Directors

Our board of directors met 16 times during the 2020 year as frequent meetings were held to address the exigent challenges arising due to the pandemic. Each of our incumbent directors attended at least 75 percent of the total of all board and committee meetings he or she was entitled to attend during the 2020 year.

It is our policy to encourage board members to attend each annual meeting of shareholders so that the board is adequately represented. As our annual meeting of shareholders is not held coincident with any board meeting so as not to distract from the business of the board, three of the members of our board of directors attended our annual shareholders’ meeting in 2020.

Independent members of our board may be contacted by letter directed to the named member in care of Allegiant Travel Company, Corporate Secretary, 1201 N. Town Center Drive, Las Vegas, Nevada 89144. The sealed envelope will be sent on to the addressee by our corporate secretary.
Board Leadership Structure

We believe our chief executive officer, Maurice Gallagher, Jr., is best suited to serve as chairman of the board, as he is our largest shareholder and he has led the development and implementation of our business strategy since he acquired a majority interest in the Company in 2001. As chairman and chief executive officer, Mr. Gallagher provides clear direction for both the operations of our Company and board deliberations, and as a result of his stock ownership position and his service without any base compensation, his interests are fully aligned with those of our shareholders. Combining the roles of chairman and chief executive officer also provides a clear leadership structure for the management team.
Our board has established the role of lead independent director. The lead independent director is rotated among the independent board members as all of our outside directors have extensive relevant industry and executive experience. Montie Brewer's tenure as lead independent director expired in April 2021 when Ponder Harrison assumed the role. It is expected that each lead independent director will serve for a one-year term until his or her successor assumes those responsibilities. The lead director’s responsibilities are to: (a) preside at and establish the agenda for executive sessions of the non-management directors and any other meetings of non-management directors; (b) communicate feedback to the chairman following executive sessions; (c) preside at all meetings where the chairman is not present or where the chairman could be perceived as having a conflict of interest; (d) consult with the chairman concerning board meeting agendas; (e) serve as liaison between the chairman and non-management directors as appropriate; (f) call meetings of the non-management directors, if appropriate; and (g) perform such other duties as may be delegated to him or her by the chairman, the full board or the independent directors.
The independent directors meet outside the presence of the executive officers on the board on a quarterly basis. Further, it is important to note that all of our directors are elected annually, the board receives updates on our operating strategies from the chief executive officer and other members of senior management at each quarterly board meeting, and financial information is provided to directors on a monthly basis. The board believes all of the foregoing factors provide an appropriate balance between effective and efficient Company leadership and sufficient oversight by non-management directors.
Risk Oversight

While risk management is the primary responsibility of our management team, our board of directors is regularly involved in the oversight of the most material risks faced by us and monitors areas of risk as a routine board agenda item. Of the seven members on the board, five are independent directors, and each of these has extensive experience in managing companies in the travel industry, having each served more than ten years in executive or finance positions with airlines. Bringing this exceptional depth of experience, the board is involved in all critical decisions regarding strategic direction, choice of aircraft, significant aircraft purchase transactions, finance transactions, the development of a hotel resort, application of cash to stock repurchases or payment of dividends, fuel hedging opportunities, any merger and acquisition opportunities, and any other material Company decisions outside of the ordinary course of our operations.

Upon the onset of the COVID-19 pandemic and its devastating effect on our industry, our board met at least weekly for a period of time to focus on cash conservation and alternative financing and cash management strategies.

One area of risk oversight relates to our operations and the maintenance and safety of our aircraft. In this regard, we have arranged for two of our independent directors to regularly meet with our operations and maintenance personnel and to report back to the board as necessary. In addition, our senior operations personnel make a presentation to the board prior to each quarterly board meeting. The airline experience of our board allows it to meaningfully participate in the oversight of this risk area.

Our board committees, which are comprised solely of independent directors, also participate in risk oversight.

The audit committee oversees risks related to our financial reporting and internal controls with quarterly meetings, including private sessions with our outside auditing firm, our internal audit personnel, and management responsible for financial accounting. Audit committee approval is also required for any related party transactions.

Our board, and the compensation committee in particular, manages the risk inherent to our compensation programs. Our board believes the risk associated with our compensation programs has been reduced to a large extent as management’s interests are aligned with those of our shareholders since the cash bonus plan is based on Company profitability, the value of stock grants is based on the stock price, and the vesting schedule associated with stock grants incentivizes long-term growth rather than short-term risk taking. In addition, the majority of executive compensation is paid through cash bonuses tied to our profitability and equity grants under which the value depends on the value of our stock. Further, our shareholders have not suffered any dilution from equity grants as the number of shares repurchased by us under stock repurchase plans over the years has exceeded the number of shares subject to equity grants.

Even when the oversight of a specific area of risk has been delegated to a committee, the full board may maintain oversight over such risks through regular reports from the committee to the full board.

Environmental, Social Responsibility and Governance Practices

In addition to our overall dedication to ethical and accountable business practices, our management understands a modern approach to running our Company must be aligned with a commitment to corporate social responsibility, including being a good steward of the environment, a good neighbor in our community and a good place to work for our team members. We believe integrating our social and environmental values into our business as part of that commitment generates long-term value for our business, our shareholders, our team members and the community at large.

Environmental

The aviation industry accounts for roughly two percent of global greenhouse gas emissions, almost all of which is attributable to aircraft fuel. We believe we have a responsibility to reduce our overall impact on the environment. Our unique business model of closely matching capacity with demand to provide only non-stop service from underserved cities to leisure destinations, with high load factors, aligns with this objective. In 2013, we began the process of transitioning our fleet from a mixture of MD-80 aircraft and Boeing 757 aircraft to an all Airbus fleet with the transition concluding in November 2018. Throughout this transition period and continuing into 2020, we have seen significant improvement in fuel efficiency. During 2020, we consumed 149 million gallons of fuel averaging 87.8 ASMs per gallon of fuel, a 39 percent improvement when compared to 2012, and a 7 percent increase over 2019.

As of December 31, 2020, the composition of our fleet included a mix of A319 and A320 aircraft with seat configurations ranging from 156 to 186 seats, some of which are fitted with fuel-efficient Sharklets. As we grow the fleet over the next several years, the preference will be to continue adding more efficient aircraft. We expect to continue to see modest improvements in fuel efficiency as a result of further upgauging.

Despite the significant fuel efficiencies gained over the past decade, we recognize we have a responsibility to do more. We have an internal Fuel Steering Committee that meets monthly to discuss various alternatives to conserve fuel. In conjunction with the focused efforts and contributions of our pilots, dispatchers, and stations personnel, we have implemented several fuel conservation practices, which include the following:

–Single engine taxi in and out, as time permits
–Constant descent angle approach, as permitted by air traffic
–Flaps 3 for landing, an Airbus green procedure creating less drag during the landing process, conditions permitting
–Idle thrust reverse for landing, conditions permitting
–Auxiliary power unit fuel optimization
–Route optimization
–Data collection by aircraft to identify performance deterioration and rectify where necessary
–Trial of several electric ground handling equipment

In addition to the above initiatives, the Fuel Steering Committee is currently researching sustainable aviation fuel to see if this could be a viable option on some of our routes.

Unlike many air carriers focused on business travel, our strategy is to provide access to affordable travel for leisure travelers who highly value their vacations and are likely to take vacations in any economic environment. We are a low utilization air carrier focusing on leisure travel, thus we seek to match our available capacity with demand trends. By way of example, in 2019 (as 2020 was not reflective of our normal operations) during our peak demand period in July, we averaged 9.8 system block hours per aircraft per day while in September, we averaged only 5.0 system block hours per aircraft per day when leisure demand is seasonally lower. Furthermore, during 2019, we flew our aircraft just below eight system block hours per aircraft per day, the lowest in the industry, and roughly 28 percent lower than the industry average. This practice of significantly reduced flying during the off-peak periods leads to consistently high load factors, and further enhances fuel efficiency. During 2019, we consumed roughly 14.7 gallons of fuel per thousand revenue passenger miles compared with an industry average of 17.3 gallons per thousand revenue passenger miles, or 24 percent more efficient on a revenue passenger mile basis. We offer all non-stop flights, directly from 129 cities, providing service in many markets abandoned or under-served by larger carriers. If not for Allegiant, many of the customers we serve would not have access to direct flights by virtue of either geography or price point. Prior to our initiation of service on these routes, many of these passengers either traveled by car, which is significantly less fuel efficient than air travel, or traveled by car to larger airports to fly, where higher cost connecting flights were the only option. As fuel consumption is greatest during take-off, the ability to travel to the destination with a single take-off, as opposed to at least two take-offs on connecting flights, is more fuel efficient.

With the help of a grant obtained through the State of Nevada and the Volkswagen settlement fund, we are in the process of converting certain diesel-powered ground service equipment to electric, and we are the first airline in the United States to utilize Mototok remote-operated electric pushback tractors.

In our corporate headquarters, where 1,000 of our team members work, we have eliminated disposable cups made of paper or Styrofoam, encouraging our team members to use reusable water bottles and coffee mugs. In addition, we have replaced the lighting throughout our corporate campus with energy efficient LED lights and installed motion sensors to reduce the amount of electricity we consume. Finally, because we charge a fee for printed boarding passes, most of our passengers elect to use an electronic boarding pass, thereby saving paper.

We are pleased with the accomplishments we have made thus far in reducing our environmental impact, and we are committed to seeking additional ways to reduce our impact going forward.

Safety

Amid various uncertainties and public concern during the COVID-19 pandemic, we have implemented the below measures to ensure health and safety for all traveling on our flights. Due to our focus on these health and safety measures, we were ranked by Safe Travel Barometer in August 2020 as the #1 airline among North American carriers and among the top five worldwide for best COVID-19 Traveler Safety Measures, with results based on an independent audit of more than 150 airlines.
–Maintain a comprehensive cleaning program for all aircraft that includes a regular schedule of standard and deep-clean procedures in line with both CDC and Airbus guidance.
–Aircraft receive regular treatment with an advanced antimicrobial protectant that kills viruses, germs and bacteria on contact for 14 days.
–Utilize VOC (volatile organic compound) filters on board every aircraft, which remove additional organic compounds and ensure that cabin air is changed, on average, every three minutes, exceeding HEPA standards.
–Require customers to wear face coverings through all phases of travel, including at the ticket counter, in the gate area and during flight.
–Complimentary health and safety kits, which include a single-use face mask and cleaning wipes, available to all of our customers.
–Crew members required to wear face masks on board and during any interaction with customers.
–Social distancing principles are adhered to at check-in, boarding and on-board to the extent practicable.
–Treat hard surfaces in all office areas, including airport station offices, maintenance facilities, headquarters/administrative offices, with antimicrobial disinfectant/protectant, and utilize wall-mounted and handheld thermometers for employee and crew member temperature checks.
–Partner with Quest Diagnostics to provide at home COVID-19 test kits to employees in the event local testing is not immediately available.

In April 2019, the Company was an early adopter of an Airbus program known as Skywise Health Monitoring (“SHM”), a preventive maintenance program that saves us time and decreases the cost of unscheduled maintenance. Using SHM enables end-to-end unscheduled event management/fixes, for example by anticipating tools and parts availability closest to the aircraft. In addition, our use of e-manuals in the cockpit ensures nearly real-time updates to our operations manuals.

Data Security

We continue to invest heavily in cyber-security, cyber-risk, and privacy initiatives. We employ experienced staff dedicated to cyber-security and cyber-risk analysis, process and technology. We continue to evaluate and proactively implement new preventive and detective processes and technologies including forward-looking threat intelligence and data-centric security measures. One of our current and ongoing data security initiatives is the migration of critical business applications into the cloud infrastructure, which will allow us to take advantage of analytics and automation functionality. These improvements also provide further opportunities to increase business intelligence and flexibility, improve business continuity and mitigate disaster scenarios. We intend to continue investing resources in cyber security to protect our data and our customers' privacy.

In addition, all companies in the US are subject to increased regulatory demands in data privacy. The Company monitors new and upcoming legislation and the associated legal requirements. The Company has implemented tools that give consumers the required control over their personal information in compliance with these regulations. We require all employees to take privacy training annually to protect both employee and consumer data. The Company also provides annual training in data protection and is in the process of implementing auditing tools with specific controls for privacy data, as well as the associated training. Data privacy and security training is continuously updated to match new regulations. The Company anticipates additional state and federal regulations for data privacy protections.

All compliance audits are performed annually in accordance with generally accepted auditing standards. To provide additional data privacy and data security protection, our employees perform continuous monitoring of controls established for these audits throughout the year. The Company conducts training on updates to regulations, standards, and contractual agreements related to these audits when they are finalized or published. After that, training is required on an annual, quarterly, or monthly basis.

Corporate Giving

We are proud to sponsor a robust corporate giving program to support the communities we serve, focused on three key areas: (1) making travel accessible for those facing serious medical challenges; (2) enabling community safety, preparedness and recovery; and (3) promoting access to Science, Technology, Engineering and Mathematics ("STEM") education, and access to careers in the aeronautical sciences, particularly in underrepresented groups and communities.

Goal 1: Accessible Travel. In the area of accessible travel for those with medical challenges, Allegiant has partnered with the Make-A-Wish® Foundation since 2012 and is currently recognized as a Wish Champion with more than $1 million in annual support. We have flown nearly 2,000 "wish kids" and their families to their wish destinations at no cost and also donate monthly proceeds from in-flight sales of Wingz Kids Snack Packs to the Foundation. Additionally, Allegiant renovated and donated 7,500 square feet of office space at our headquarters' campus to the Southern Nevada chapter of Make-A-Wish Foundation, providing a rent-free home for the nonprofit organization's activities. Our team members regularly volunteer for a variety of Make-A-Wish initiatives in Southern Nevada (where headquarters staff volunteer their time in the Foundation’s office space on our campus) and in other cities the Company serves. Allegiant is also the only air carrier with a co-branded Make-A-Wish livery aircraft - which serves as a flying billboard reminding thousands daily of the nonprofit’s work on behalf of children facing serious medical challenges. In addition, Allegiant is a presenting sponsor of the Foundation’s annual Walk for Wishes event – the local chapter’s largest fundraising and community awareness event of the year - in our headquarters city of Las Vegas. Hundreds of our employees also participate in local Walk for Wishes events in Allegiant base cities annually. During 2020, as Make-A-Wish suspended travel for wish kids due to the pandemic, we have offered additional support through both virtual and in-person home visits by pilots and flight attendants with children waiting for wishes to be fulfilled.

We also continue to partner with the similarly-missioned Sunshine Foundation of Southampton, Pennsylvania, whose mission is to answer the dreams of chronically ill, seriously ill, physically challenged and abused children whose families cannot fulfill their requests due to financial strain that the child’s illness may cause; the Flint, Michigan nonprofit wish granting agency, The Rainbow Connection; and the Las Vegas-based nonprofit Miracle Flights to provide travel for children in need of life-changing medical care not found in their local communities and their families at no cost.

For the past eight years, Allegiant has also partnered with the nonprofit organization The Arc, whose goal is to make travel accessible for people with intellectual and developmental disabilities. With The Arc, we co-host Wings for Autism and Wings for All events in communities we serve. These events are “rehearsals” designed to help families with children impacted by autism and developmental disabilities experience and demystify the travel process before they fly; and are also valuable training experiences for our crews. We are able to host these events in cities other airlines do not serve, thereby expanding accessibility for these children and their families in underserved areas. Although in-person events were suspended in 2020 due to the pandemic, we anticipate partnering in these events upon resumption, and are working with The Arc on interim alternatives such as virtual aircraft tours.

In conjunction with Susquehanna Service Dogs of Harrisburg, Pennsylvania and Southeastern Guide Dogs of Palmetto, Florida, we have similarly co-sponsored airport training sessions for training service dogs and their handlers to practice techniques for boarding and in-flight behavior. In recognition of Allegiant’s support, Susquehanna Service Dogs named a puppy in their training program SSD Allegiant. SSD Allegiant is now a working task-trained service dog, assisting his human companion with mobility, balance and other issues related to traumatic brain injury and PTSD. The Company also provides sponsorship and in-kind flights for service dogs in training from partner agencies.

Goal 2: Community Safety, Preparedness and Recovery. To address our charitable priority of community preparedness, safety and recovery, Allegiant works closely with the American Red Cross, both in Southern Nevada and nationally. For example, we flew supplies and workers to aid in hurricane relief in both Florida and Puerto Rico at no cost following Hurricanes Irma and Maria. We link our team members to volunteer opportunities, from local crisis counseling and response to disaster recovery “go teams” deployed to cities impacted by hurricanes, flooding and other natural disasters. We provide financial and volunteer support for programs surrounding home fire awareness and prevention campaigns in Las Vegas, including the Red Cross “Sound the Alarm” initiative, where volunteers, including Allegiant team members, assess and install smoke detectors in at-risk communities. We support Red Cross blood drives by providing travel incentives to help spark participation in community blood drives, and have hosted quarterly drives at our headquarters in Las Vegas. During the pandemic year with the majority of our local workforce working from home, in lieu of hosted events we have connected Allegiant team members to other community blood drives and advocated for participation as a means to assist with regularly needed blood supply, as well as convalescent plasma utilized to treat COVID-19.

Allegiant has also sponsored and supported Red Cross “Everyday Heroes” recognition events, honoring the extraordinary heroism of selfless citizens in the face of life-threatening or crisis situations. To ensure our own team members are safe and prepared in the event of emergencies, we host regular workshops for our employees to learn about home safety and disaster planning.

In St. Petersburg/Clearwater, one of Allegiant’s base cities and key leisure destinations, we sponsored food and supply drives to support individuals and families displaced by Hurricane Maria who sought shelter and relocation assistance in Southwest Florida. Allegiant also provided aircraft and crew support to transport supplies and volunteers to the Bahamas following Hurricane Dorian.

In our headquarters city of Las Vegas, Allegiant donated more than 200 flights to ensure families of those killed or injured in the mass shooting on October 1, 2017 could travel to Southern Nevada at no cost. Our team members also brought forward a fundraising drive matched by the Company, raising nearly $400,000 for the Las Vegas Victims' Fund. In 2018 and 2019, Allegiant also served as presenting sponsor for Vegas Strong 5K and 1K events to continue raising funds for victims and their families.

Goal 3: Access to Careers in Aviation. In 2018, Allegiant established a multifaceted partnership with a Las Vegas high school in support of its aviation magnet program, creating Allegiant Careers in Aviation Scholarships for outstanding students to continue their studies in aviation at a college, university or professional school; donating more than $400,000 in aircraft parts for the school’s maintenance program, and offering experiential and mentorship opportunities with Company leaders. In 2019, we established a similar program in partnership with an aviation magnet school in Fargo, North Dakota. Additionally, we have sponsored teams of high school, junior high and elementary students for travel to Robotics events, such as regional and national competitions, and we have partnered with Women in Aviation for Girls in Aviation Day events designed to spark interest in future aviation careers and attract a more diverse population to join our industry. Allegiant was a founding sponsor of Whatcom Young Aviators, a nonprofit educational program in Bellingham, Washington, which provides aviation-themed career panels and workshops, Young Eagles flights, kit aircraft building and other opportunities for students in surrounding school districts, and our team members also volunteer for the program as mentors and instructors. In 2019, in honor of the industry service and leadership of Allegiant team member Howard Walls, Allegiant, along with Embry Riddle Aeronautical University, established the Howard Walls, Jr. Memorial Scholarship which is awarded to an outstanding track athlete pursuing a career in aviation. We have also donated equipment and parts to Embry Riddle to advance their students’ knowledge of aeronautics.

Veterans' Relations

Since 2017, Allegiant has offered the Allegiant Honors program, which supports and thanks U.S. active duty military, veterans, members of the National Guard, military reserve and their dependents with free services when they fly Allegiant. These include as up to three pieces of checked baggage, one carry-on bag, one pet in cabin, courtesy boarding pass printing at the airport and free seat reservations, pending availability. In addition, active duty military may board flights with priority boarding at no charge and will not be charged a change or cancelation fee due to a change in orders. We are also proud to participate as a carrier in the Honor Flight Network, whose mission is to transport veterans to Washington, D.C. for in-person visits to war memorials honoring the dedication and sacrifice of those who have served in America’s armed forces.

Employee Relations

Relations with our nearly 5,000 employees are critical to our success, and in December 2019, our team members honored the Company when Glassdoor, one of the world’s largest job and recruiting sites, recognized Allegiant as one of the nation’s top 100 Best Places to Work in 2020 by awarding the Company a Glassdoor Employees’ Choice Award. The award, in its 12th year, is based solely on the input of employees who elect to provide feedback on their jobs, work environments and companies on Glassdoor. Allegiant achieved an overall rating of 4.3 out of 5 for employees' feedback about career opportunities within the company as well as compensation and benefits, culture and values, senior management and work-life balance. We were the only ranked company headquartered in Nevada to make the list and we were the only low-cost airline to make the list.

Competitive wages, travel benefits, community engagement activities and company culture were among the factors that make Allegiant a great company to work for, employees said in their online reviews. Many comments also referred to Allegiant's senior leadership and their openness to progressive and innovative ideas. Other comments referred to Allegiant's corporate giving philosophy and the company's partnership with Make-A-Wish as qualities that make it such an appealing place to work.

In April 2021, we were notified that Allegiant has been awarded placement in Forbes’ Top 500 Best Employers for Diversity 2021. The Best Employers for Diversity were chosen based on an independent survey of over 50,000 employees working for companies employing at least 1,000 people in their U.S. operations. Respondents were asked questions regarding the topics of age, gender equality, ethnicity, disability, LGBTQA+ and general diversity concerning their own employer.

We respect our team members’ rights to collective bargaining, and we are committed to negotiating in good faith with our employee groups who have chosen to unionize. In recent years, we have reached collective bargaining agreements with our pilots, flight attendants and flight dispatchers who represent more than half of our workforce.

We are likewise committed to the diversity, equity and inclusion of our workforce, and continuously seek to attract a diverse pipeline of talent to join our team. As a result, over the last five years, Allegiant has increased women and minorities in leadership, moving from 26% in the executive and senior leadership group in 2014 to 39% in 2019 and increasing from 45% in first level and mid-level management roles in 2014 to 54% in 2019. In 2019, we became the only North American air carrier employing a woman in the male-dominated realm of flight operations when we named Tracy Tulle as our senior vice president of flight operations.
Code of Ethics
We have adopted a Corporate Code of Conduct and Ethics (the "Code of Ethics") that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as well as to other directors, officers and employees of ours. The Code of Ethics is posted on our website (www.allegiant.com) and is available in print free of charge to any shareholder who requests a copy. Interested parties may address a written request for a printed copy of the Code of Ethics to our senior counsel: Robert B. Goldberg, 1201 N. Town Center Drive, Las Vegas, Nevada 89144. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions by posting such information on our website.

BOARD AUDIT COMMITTEE REPORT

The audit committee reports to our board of directors and is responsible for, among other things, considering the appointment and compensation of our independent auditors, reviewing their independence, reviewing with the auditors the plan and scope of the audit, monitoring the adequacy of reporting and internal controls, and discussing our financial statements and other financial information with management and the independent auditors. The audit committee acts under a written charter adopted and approved by our board of directors. Our board of directors has determined that none of the members of the audit committee has a relationship with our Company that may interfere with the audit committee’s independence from our Company and management.

Management has primary responsibility for the financial statements and the overall reporting process, including the system of internal controls. The independent auditors audit our financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows prepared in accordance with accounting principles generally accepted in the United States of America, and discuss with the audit committee any issues they believe should be raised. Our independent auditors also issue an opinion as to the effectiveness of our internal control over financial reporting.

In connection with the preparation and filing of our annual report on Form 10-K for the year ended December 31, 2020:

•The audit committee reviewed and discussed our audited financial statements with management. Management has represented to the audit committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
•The audit committee discussed with KPMG LLP, our independent auditors, the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 (Communications with Audit Committees) as amended.
•The audit committee received the written disclosures and the letter from KPMG LLP required by the applicable requirement of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with KPMG LLP the independence of that firm as our independent auditors. All audit and non-audit services provided by KPMG LLP were reviewed by the audit committee. The audit committee has considered whether the provision of non-audit services is compatible with maintaining the auditors’ independence.
•Based on the audit committee’s review and discussions referred to above, the audit committee recommended to our board of directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Gary Ellmer	Linda A. Marvin	Charles W. Pollard

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE OFFICERS

Our executive officers and their respective ages as of April 30, 2021, are as follows:

Name	Age	Position
Maurice J. Gallagher, Jr.	71	Chief Executive Officer, Chairman of the Board
John Redmond	62	President
Scott Sheldon	43	Executive Vice President, Chief Operating Officer
Gregory C. Anderson	39	Executive Vice President, Chief Financial Officer and Principal Accounting Officer
Robert P. Wilson III	51	Executive Vice President, Chief Information Officer
Scott DeAngelo	48	Executive Vice President, Chief Marketing Officer

Maurice J. Gallagher, Jr. - as a director, biographical information on Mr. Gallagher is located above.

John Redmond - as a director, biographical information on Mr. Redmond is located above.

Scott Sheldon was promoted to executive vice president in January 2017 and to chief operating officer in June 2017. He served as our chief financial officer from 2010 until April 2019. He served as a senior vice president from 2010 until January 2017, and served as our principal accounting officer from 2007 until 2010. Prior to that, Mr. Sheldon served in other accounting positions for us from 2004 until 2010. From 2001 until 2004, Mr. Sheldon worked in public accounting for the Perry-Smith, LLP regional public accounting firm in Sacramento, California.

Gregory C. Anderson was promoted to executive vice president, chief financial officer in April 2019 and served as our principal accounting officer from January 2015 until January 2021. He served as senior vice president, treasury from January 2017 to April 2019. He has worked in our accounting department since January 2010. Prior to joining the Company, Mr. Anderson worked in corporate accounting for U.S. Airways from May 2009 until January 2010 and worked in public accounting for Ernst & Young prior to joining U.S. Airways. Mr. Anderson is a certified public accountant.

Robert P. Wilson III was promoted to executive vice president and chief information officer in June 2018. He had served as interim chief information officer since January 2018 and as our senior vice president, information systems from February 2017 until December 2017; having previously served as vice president, information systems from 2009 until February 2017. From 1995 until 2009, Mr. Wilson served in various positions for CMS Solutions, Inc., a software development and design firm that concentrated in airline operations, last serving as its vice president of operations. Earlier in his career Mr. Wilson worked in operational positions at three different airlines.

Scott DeAngelo was promoted to executive vice president and chief marketing officer in January 2020. He joined Allegiant as our senior vice president and chief marketing officer in March 2018, leading development of a robust platform of customer insights and marketing analytics aimed to enhance awareness and interaction with the company brand, including new national advertising campaigns and major commercial sponsorship initiatives. Prior to joining Allegiant, Mr. DeAngelo held progressive roles leading product, pricing and data at Worldpay, a premier provider of payments technology and services, from 2011, last serving as head of product, pricing and data from October 2015 to March 2018.

None of our executive officers is related to any other executive officer or to any of our directors. Our executive officers are elected annually by our board of directors and serve until their successors are duly elected and qualified.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our executive officers should be read together with the compensation tables and related disclosures in this report.

Our compensation committee is responsible for establishing and implementing our compensation philosophy. Our compensation committee is appointed by our board of directors. Under the compensation committee charter, our compensation committee has the responsibility for determining compensation for our chief executive officer, for any other executive officer who serves on the board and for any of our other named executive officers from the prior year. Our compensation committee also approves all equity grants under our long-term incentive plan.

Our named executive officers for 2020 were:

Maurice J. Gallagher, Jr.	Chief Executive Officer, Chairman of the Board
John Redmond	President
Scott Sheldon	Executive Vice President, Chief Operating Officer
Gregory C. Anderson	Executive Vice President, Chief Financial Officer and Principal Accounting Officer
Robert P. Wilson III	Executive Vice President, Chief Information Officer

Executive Summary of 2020 Company Performance

–The 2020 year was dominated by the COVID-19 pandemic resulting in unprecedented flight cancellations, large capacity and load factor reductions across the industry and billions of dollars of losses for the airline industry.

–During 2020, our stock price actually increased by 8.7 percent and increased by 33.0% from the end of 2019 until April 20, 2021. The stock prices of the other eight publicly held airlines to which we compare ourselves declined by 50.9% to 13.7% through the end of 2020 and still, as of April 20, 2021, six of the eight other airlines have not fully recovered their year-end 2019 stock prices.

–Our focus on health and safety measures ranked us as the #1 airline among North American carriers and among the top five worldwide for best COVID-19 Traveler Safety Measures by Safe Travel Barometer in August 2020.

–Total sources of liquidity received during 2020 were $724 million. Despite the challenges and losses from the pandemic, cash, cash equivalents and investment securities (short-term and long-term) increased at December 31, 2020 to $685.2 million from $473.4 million at December 31, 2019 and without any dilutive equity raise and with relatively unchanged net debt as indicated below. This is in contrast to the dilutive equity issuances and increasing net debt balances of others in the industry.

–Received $154 million in grants related to the CARES Act payroll support program and $94 million in tax refunds related to net operating loss carrybacks.

–Issued $150 million in senior secured notes, $115 million in secured financings backed by aircraft and engines, $100 million upsize of our Term Loan and received $88 million in proceeds from aircraft sale leaseback transactions and $23 million in proceeds from notes related to the payroll support program.

–Total debt increased $237 million versus year end 2019 with debt, net of liquidity, (“net debt”) as of December 31, 2020 at $974 million, roughly unchanged from December 31, 2019. We repaid $182 million in net principal payments during 2020.

–Reported total revenue of $990 million, down 46 percent versus prior year, compared to reductions of between 53 percent and 70 percent for the other eight U.S. publicly held airlines with whom we compare ourselves.

–Reduced full year available seat mile (ASM) capacity by 18.8 percent, compared to capacity reductions of between 34 percent and 63 percent for the other eight U.S. publicly held airlines with whom we compare ourselves, and we reported a full year load factor of 59.5 percent. Our variable cost model and broad network offered for sale during the pandemic allowed us to consistently achieve the lowest cash burn in the industry during the pandemic.

–Average total ancillary revenue per passenger (includes air-related and third party products) increased 3 percent versus 2019 to $58.46.

–Implemented cash conservation efforts which were effective to bolster our balance sheet as we cut capital expenditures and eliminated non-airline spend.

–Cost cutting measures in response to the pandemic generated a decrease in operating expenses (excluding –    special charges and the effect of payroll support) of 24.4 percent.

–ASMs per gallon of 87.8, up 7 percent in 2020 versus 2019 due to reduced load factor of 24.4 percentage points and less airport and air traffic congestion.

–Named #1 airline co-branded credit card for second year in a row by the USA Today.

–Made Forbes’ Best Mid-Size Employers 2021 list.

Compensation Philosophy and Objectives

The primary objectives of the compensation committee of our board of directors with respect to executive compensation are to retain the current executive team, to attract additional talented people, to provide annual cash and stock incentives upon achievement of measurable corporate performance objectives, and to assure executives' incentives are aligned with shareholder value creation. In furtherance of these objectives, the compensation committee maintains compensation plans that tie the cash bonus portion of executives' total compensation to our financial and operating performance. Overall, the total compensation package is intended to create an executive compensation program: (i) providing for base compensation at below market levels, and (ii) rewarding our named executive officers for profitable performance and meeting Company objectives.

In 2016 and prior years, our compensation committee did not use any particular formula to determine executive compensation, but considered many factors. We have had a very successful approach to establishing and allocating bonus compensation throughout our history as we have generated industry-leading margins as a percentage of revenues and have grown the Company substantially. The majority of compensation for our senior executives has been based on performance with fixed base compensation in 2020 accounting for zero percent of total compensation (for both our CEO and president), only 10 to 11 percent (for our COO and CFO) and 17.6 percent (for our other named executive officer). The annual cash bonus amounts awarded by the compensation committee over the years have been derived with consideration of financial, operating and individual performance exclusively. This approach has enabled the Company to attract excellent talent and perhaps more importantly retain this superior talent throughout the organization.

Although the compensation committee has been pleased with the success of the Company and how compensation has been determined in years past, the compensation committee adopted a metrics-based approach to determine the cash bonuses to be payable to our named executive officers, including our chief executive officer, for 2017 and future years. The compensation committee believes this approach will provide greater transparency to investors and will formalize operational targets for our executive officers in addition to reiterating the financial goals on which management has always been focused. The cash bonus formula is discussed below. However, no cash bonuses were paid for 2020 and the formulaic approach has been suspended for 2021 as the pandemic continues to put financial pressure on airlines.

Cash Bonus Formula. Our compensation committee has adopted a formulaic approach to the participation of our most senior executive officers in our annual cash bonus program. The formula is intended to motivate our executives to achieve specific company goals and to provide transparency to investors. Our compensation committee aligns executive compensation with our strategic plan by choosing a target performance level for each operational or financial goal (outlined in the 2020 Pay Metrics Table below) consistent with our business plan goals.

Our long-term success is highly dependent on running a reliable operation, keeping unit costs low, and achieving operating margins better than others in the industry. Each of these key strategic objectives is reflected in the goals of the Performance-Based Pay Plan.

2020 Performance-Based Plan Pay

For our named executive officers in 2020, the 2020 maximum cash bonus levels were set as follows:

Name	Maximum as a Percentage of Base Pay
Maurice J. Gallagher, Jr.	(1)
John Redmond	Not eligible (2)
Scott Sheldon	500%
Gregory C. Anderson	500%
Robert P. Wilson III	500%

(1)    Mr. Gallagher does not receive a base salary. His cash bonus eligibility is capped at four times the average bonus for the eligible executive vice presidents.
(2)    Under his employment agreement, Mr. Redmond does not have any entitlement to participate in the cash bonus pool during the term of his employment contract.

We realize these percentages may be higher than what other companies may use, but with significantly lower than industry base salaries, having a larger bonus potential is consistent with the risk-reward approach to executive compensation we have used successfully over many years. Further, the formula is intended to define the maximum amount of cash bonus for our named executive officers. Our compensation committee reserves the right to reduce the cash bonus determined under the formula for any executive officer based on the Company’s profitability and bonus accrual, compensation trends, compensation levels at other airlines with comparable profitability or other factors. The compensation committee made significant reductions to the amounts of cash bonuses calculated under the formula in both 2018 and 2019 in which the formula was applied.

2020 Pay Metrics

For 2020, the Performance-Based Pay Plan metrics were set as follows:

Goal	Weighting	Threshold Bonus	Target Bonus	Maximum Bonus
Operating Margin - Rank compared to eight other domestic airlines	25%	5th or 6th	3rd or 4th	1st or 2nd
CASM-ex fuel (airline-only) and excluding special items - based on Board approved range for guidance prior to beginning of year	25%	High end of range	Middle of range	Low end of range
A14 - percentage of flights arriving within 14 minutes of scheduled time	25%	70%	75%	80%
Controllable completion factor - percentage of flights completed excluding cancellations not subject to management control (e.g., weather)	25%	99.0%	99.3%	99.6%

Annual target performance measures reflect financial and operational goals that are consistent with our business plan. Maximum goals correlate to superior performance, while threshold goals generally correlate to the minimum acceptable level of performance given that year’s business plan. The A14 and completion measures were set at levels our compensation committee believed would drive continuous improvement. The cost per available seat mile excluding fuel and special items (airline-only) metric was similarly chosen to support our achievement of our business plan.

Our compensation committee believes this formulaic approach to cash bonuses provides a beneficial framework to encourage our senior executives to continue to achieve industry leading financial performance while also focusing on important operational goals to improve the customer experience.

However, as a result of the pandemic, the Company’s focus on conserving cash and a net loss for the year, no cash bonuses were paid to the named executive officers in 2020.

Payroll Support Program Limits on Executive Compensation

As a condition of our receipt of funding support under payroll support programs ("PSPs") under the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") and subsequent legislation,, we are subject to the following total compensation limits for any consecutive 12-month period during the period ending on April 1, 2023 (the “limitation period”):

–For employees with total 2019 compensation (generally calculated in accordance with the SEC’s rules governing the total compensation included in the Summary Compensation Table) greater than $425,000, the total compensation during the limitation period cannot exceed the total compensation reflected for the 2019 year.

–For employees with total 2019 compensation in excess of $3,000,000, the total compensation cannot exceed the sum of $3,000,000 plus half of the excess over $3,000,000 of the total compensation received by the employee in 2019.

In addition to the foregoing limits, for all employees with 2019 total compensation in excess of $425,000, severance or other benefits on termination of employment during the limitation period may not exceed two times the total compensation received by such employee in 2019.

General Discussion

Our chief executive officer, Maurice J. Gallagher, Jr., has a substantial equity position. Historically, he has chosen to serve without a base salary and expects to continue to serve without a base salary into the future. Mr. Gallagher is entitled to share in the cash bonus allocations, but none of our named executive officers received a cash bonus for 2020 as indicated above. In recognition of the Company's relative performance in 2020 compared to other airlines, the compensation committee did grant Mr. Gallagher stock-based awards but the stock grant was 25% lower than the prior year and with total compensation less than 50% of the total for the prior year.

For 2021 and subsequent years, Mr. Gallagher will be eligible to participate in our annual cash bonus plan and he may also participate in future equity grants at the discretion of the compensation committee from year to year. In each case, the amounts granted to him will depend on our profitability in relation to our expectations, other Company achievements and other relevant factors.

Mr. Redmond serves as our president. Under Mr. Redmond’s 2019 employment agreement, he devotes his full-time efforts to the Company and the stock grants to him in connection with his employment agreement and any annual equity grants in the committee’s discretion constitute the entire compensation entitlement for him under his employment agreement. Mr. Redmond receives no base salary and has not participated in the annual cash bonus plan. Mr. Redmond’s agreement to serve without any entitlement to receive cash compensation confirms his commitment to the success of the Company as his compensation is solely dependent on our equity value. Other than a stock grant to Mr. Redmond in January 2020 as provided under his employment agreement. Mr. Redmond did not receive any additional stock grants or other compensation grants in 2020.

Consistent with our approach to be different from others in our industry, we have our two senior-most executives being paid without a base salary. As such, the interests of these executive officers are totally aligned with the interests of our shareholders.

By accepting grants and loans from the U.S. Treasury under PSPs and the CARES Act and subsequent legislation, the amounts we can pay our executive officers is limited. In the case of our named executive officers, compensation is limited to 2019 levels. While we cannot provide higher compensation to these officers until April 2023, they would be attractive recruits for other airlines whose compensation for newly hired executives would not be similarly restricted. In an attempt to retain the management team we believe has been so effective and recognizing there would be no cash bonuses paid for 2020, the compensation committee approved accelerated vesting of all restricted stock awards granted before 2020, including those unvested stock awards held by all of our named executive officers. The compensation committee also approved employment agreements for each of our executive vice presidents assuring each of them total compensation equal to the maximum under the PSPs and CARES Act so long as those restrictions apply to us and having our executive vice presidents agree to a non-compete. These steps were taken in light of the relative success of the Company compared to other airlines and our strong desire to keep our management team in place.

The compensation philosophy employed by the Company has been implemented by us without use of any outside compensation consultants.

As our shareholders approved our executive pay policies at our 2020 shareholders meeting, we have not implemented any changes to our pay policies in response to the shareholder vote. An advisory vote on executive compensation is being held again at this year’s shareholder meeting.

Senior management makes recommendations to the compensation committee with respect to the total amount of cash bonuses to be paid, the allocation of the cash bonus pool among officers and employee groups and granting of stock-based awards to management personnel. The compensation committee typically asks Mr. Gallagher to participate in its deliberations concerning approval of cash bonuses payable and stock awards granted. The compensation committee members consider the recommendations from management, and also draw on the committee members' and the chief executive officer's substantial experience in managing companies, in approving bonus levels and stock-based awards.

We structure our executive compensation program to deliver a substantial majority of remuneration through incentives that drive both operating results and long-term value. During 2020, and with the elimination of cash bonuses for the year, more than 90 percent of our named executive officers' pay was, on average, payable as long-term stock incentives. Illustrated below is the mix of components comprising 2020 compensation for the named executive officers in this report:

Name & Principal Position During 2020	Base Salary	Cash Bonus	Long-term Incentive	All Other Compensation
Maurice J. Gallagher, Jr., Chief Executive Officer, Chairman of the Board	—	—	98.9%	1.1%
John Redmond, President	—	—	97.1%	2.9%
Scott Sheldon, Executive Vice President, Chief Operating Officer	9.9%	—	89.3%	0.8%
Gregory C. Anderson, Executive Vice President, Chief Financial Officer and Principal Accounting Officer	10.3%	—	88.9%	0.8%
Robert P. Wilson III, Executive Vice President, Chief Information Officer	17.6%	—	81.4%	1.0%

Compensation Components

Compensation is broken out into the following components:

Base Salary. Neither Mr. Gallagher nor Mr. Redmond receives a base salary. The base salaries of our executive vice presidents are $260,000 per year. Consistent with our below industry base salary policy, the base salary level for these named executive officers remains approximately 50% below the average base salary for similar named executive officers at the other eight public domestic airlines based on their published 2019 information. These base salary levels are a function of our low cost strategy. Our named executive officers receive below market guaranteed pay but can profit from cash bonuses and equity awards dependent on the profitability and operating performance of the Company, aligning their interests with those of our shareholders.

Despite the low base salary levels for our named executive officers, each of our executive vice presidents agreed to voluntary salary reductions of 50% of base pay during a portion of the 2020 year to help us conserve cash as the COVID-19 pandemic impacted us, the airline and travel industry and the economy as a whole. These reductions are reflected in the lower base salary amounts in the Summary Compensation Table.

Annual Discretionary Incentive Bonus Program. We structure our annual bonus compensation program to reward named executive officers, other management employees (our vice presidents, director level employees and managers) and other employees for our successful performance, and each individual's contribution to that performance.

No cash bonuses were paid to our named executive officers in 2020 due to losses incurred, our cash conservation efforts as a result of the pandemic and the restrictions under the PSPs and CARES Act.

As the pandemic has continued into 2021 and the PSPs and CARES Act restrictions apply throughout the year, the compensation committee has suspended the use of the bonus formula for 2021.

Long-Term Incentive Program. We believe long-term performance is achieved through an equity ownership culture that encourages long-term performance by our executive officers. Our chief executive officer maintains a substantial equity stake in our company and is our largest shareholder. The compensation committee has decided to provide all of our executive officers with grants of stock-based awards to reward them for the relatively successful operating results of our company during the pandemic and the operational, development and financing achievements during the year, to seek to retain the effective management team and to further incentivize them for future performance. In addition, each of our named executive officers more than satisfies our minimum stock ownership guidelines, assuring alignment between our executive officers and shareholders.

The compensation committee considers stock-based awards as part of the discretionary incentive program to our executive officers each year at the time the cash bonus allocations are finalized, after our earnings release for the year. Strike prices for options and SARs (when applicable) are established based on the market value of our stock at the time of grant when the final compensation decisions are made for the year. This will typically occur in January or February following the end of each year. Other than this annual evaluation of stock-based grants we would typically only consider additional stock-based grants coincident with a new hire or promotion of management personnel. In January 2021, we granted equity awards consisting of restricted stock to our chief executive officer as part of his 2020 compensation package. In January 2020 and February 2019, we granted equity awards consisting of restricted stock to our named executive officers as part of their prior year compensation package. As these annual equity awards generally provide for a three-year vesting period with vesting occurring at the end of each year, the compensation to the executive officers remains at risk subject to their continuing employment with us.

In determining year-end 2020 incentive compensation for our chief executive officer, the entire incentive compensation was paid in the form of equity grants. The use of equity grants as the sole component of incentive compensation underscores the continuing alignment of the incentive compensation with the interests of our shareholders. No year-end grant was made to our president who received a grant in January 2020 as part of the employment agreement he entered into in October 2019. No year-end grants were made to our executive vice presidents in 2020 as they all received grants in connection with employment agreements signed in August and September 2020.

As equity grants have been made to our executive officers each year, the vesting schedule serves as incentive to remain with the Company because employment must continue from year to year to achieve additional vesting for equity grants. In connection with the pandemic and elimination of cash bonuses for our executive officers in 2020, the compensation committee accelerated the vesting of all restricted stock awards granted prior to 2020. Grants of restricted stock in 2020 were not accelerated as our Long-term Incentive Plan limits vesting within the first 12 months after grants. Although the compensation committee has the authority to accelerate vesting of equity awards upon termination of employment or a change in control, our Long-Term Incentive Plan generally precludes vesting of performance-based awards beyond pro-rata or actual performance in the event of a change in control.

Our compensation committee determines the amount of equity grants in an attempt to provide meaningful incentives for the officers, but with consideration to the financial impact on our operating results. We have one of the lowest fixed cost cash compensation structures in our industry, as 23 percent or less of total pay for our named executive officers has generally been paid by way of base salary for the past three years. The compensation committee rewards our executives primarily with cash bonuses and equity awards which typically make up the remaining 77 percent or more of total compensation - with year-end compensation generally half or less in cash bonuses (but zero in 2020) and the balance in equity awards. We have used this approach for many years. This approach has fostered a culture of performance, in the opinion of the compensation committee and the board, and aligns the interests of our executives with our shareholders.

Our variable compensation approach has been extremely successful over the years in providing our management with the appropriate incentive to maximize shareholder returns. The philosophy provides sufficient cash compensation with a low base fixed cash compensation but also recognizes the appropriate incentive to the executive team to encourage outcomes favorable to shareholders.

We do not restrict any individual executive’s ability to hedge the economic risk of stock ownership.

Risk Mitigation Policies. Our board has approved the following compensation risk mitigating policies:

1.Minimum security ownership of management - to assure proper alignment of the interests of management and those of our shareholders, our board has established minimum stock ownership guidelines for our named executive officers in an amount equal to three times base salary for our chief executive officer and two times base salary for our other named executive officers.

2.Clawback policy - our Compensation Recoupment Policy applies to our executive officers. The policy provides that the compensation committee may require a covered person who engages in detrimental conduct (e.g., fraud or willful misconduct) to reimburse us for all, or a portion of, any cash bonus, incentive payment, equity-based award or other similar compensation received by him or her during the 12 months preceding such detrimental conduct. In addition, if we need to restate our reported financial results to correct a material accounting error, the compensation committee may seek to recover or cancel the excess portion of incentive compensation paid (including through cancellation of equity awards) during the 36-month period preceding the filing of the restatement that is deemed by us to be unearned.

3.Long-Term Incentive Plan - our 2016 long-term incentive plan includes the following risk mitigation provisions:

–Minimum vesting requirements - equity grants must have a minimum one-year vesting requirement except that up to five percent of the shares available under the plan may be exempt from this requirement in the discretion of our board

–Repricing of options is prohibited - we have never repriced any options or stock appreciation rights

–Option and stock appreciation right pricing - the exercise price for options or stock appreciation rights will not be less than the closing price of our stock on the date of grant.

–Granting of performance-based awards - the holder will be entitled to pro-rated vesting on a change in control or vesting based on actual performance to the date of change in control unless the award agreement provides otherwise. Our compensation committee retains discretion as to acceleration of vesting of time-based awards on a change in control.

Other Compensation. Our officers participate in employee benefits generally available to our full-time employees. We have no current plans to make changes to the levels of benefits and perquisites provided for our named executive officers. A significant portion of Other Compensation in the Summary Compensation Table consists of dividends on unvested shares of restricted stock. Since we suspended the payment of cash dividends to conserve cash during the pandemic, the amount of Other Compensation for named executive officers was significantly lower in 2020 than in previous years.

401(k) Plan. We maintain a 401(k) retirement plan that qualifies as a defined contribution plan under Internal Revenue Code section 401(a) and includes a cash or deferred arrangement that qualifies under Code Section 401(k). The plan was established and is maintained for the exclusive benefit of our eligible employees and their beneficiaries. We make matching contributions for active participants equal to 100 percent of their permitted contributions, up to a maximum of 3 percent of the participant's annual salary plus 50 percent of their contributions between 3 percent and 5 percent of their annual salary. Enhanced matching contributions apply to our pilots under our collective bargaining agreement. Eligible employees are immediately 100 percent vested in their individual contributions and “safe harbor” matching contributions. Neither Mr. Gallagher nor Mr. Redmond participate in the 401(k) plan.

Employee Stock Purchase Plan. The Allegiant Travel Company 2014 Employee Stock Purchase Plan or "ESPP" is intended to meet the requirements of an "employee stock purchase plan," as defined in Section 423 of the Internal Revenue Code. The purpose of the ESPP is to provide eligible employees of our Company with the opportunity to acquire an equity interest in the Company through participation in a payroll deduction-based employee stock purchase plan that is tax qualified under Code Section 423. Under the ESPP, our employees have an opportunity to acquire our common stock at a specified discount (currently a 15 percent discount) from the fair market value as permitted by Code Section 423. The compensation committee views the implementation of the ESPP as a positive for shareholders, as it more closely aligns the interests of our employees with the interests of our shareholders. Neither Mr. Gallagher nor Mr. Redmond participate in the ESPP.

Compensation Risk. The compensation committee has determined that our compensation programs do not pose significant risk to our company as management’s interests are aligned with those of our shareholders. All employees are eligible to participate in the cash bonus program such that employees in any group or function are not included to the exclusion of employees in any other group or function. Further, the cash bonus pool depends on company-wide profitability such that rewards are based on the common goal of profitability. No year-end cash bonuses were paid for 2020. While the cash bonus program encourages short-term profitability, equity based grants to management employees under the long-term incentive plan encourage long-term success, further reducing compensation risk.

Current Frequency of Shareholder Advisory Votes on the Compensation of Our Named Executive Officers. Our board of directors has determined to include a shareholder advisory vote on the compensation of our named executive officers in our proxy materials every year. An annual vote was established in response to the outcome of the “say on pay frequency” advisory vote at the 2017 shareholders’ meeting at which 59.8 percent of our shareholders voting on the issue voted in favor of annual votes.

An advisory vote on "say on pay" for our named executive officers will occur at every annual meeting of shareholders. The next "say on pay frequency" vote is scheduled for our 2023 annual shareholders' meeting.

Compensation of Named Executive Officers and Other Information

The following table shows the cash compensation paid by us, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2018 through 2020 to our named executive officers. The table does not include a column for change in pension value or non-qualified deferred compensation earnings as none of the named executive officers received any such compensation in the years disclosed.

SUMMARY COMPENSATION TABLE

Name and Principal Position During 2020	Year	Salary	Bonus (1)	Stock Awards (2)(3)	All Other Compensation (4)	Total
Maurice J. Gallagher, Jr.	2020	$—	$—	$1,499,833	$16,447	$1,516,280
Chief Executive Officer,	2019	—	1,050,000	2,000,015	53,320	3,103,335
Chairman of the Board	2018	—	825,000	1,999,959	25,348	2,850,307

John Redmond (5)	2020	—	—	3,024,720	90,519	3,115,239
President	2019	—	—	15,043,055	141,476	15,184,531
	2018	—	—	1,749,964	122,646	1,872,610

Scott Sheldon	2020	232,917	—	2,109,624	18,921	2,361,462
Executive Vice President,	2019	260,000	967,608	1,100,025	49,834	2,377,467
Chief Operating Officer	2018	260,000	811,011	999,979	66,240	2,137,230

Gregory C. Anderson (6)	2020	232,917	—	2,005,872	16,590	2,255,379
Executive Vice President,	2019	246,667	816,607	1,150,144	38,270	2,251,688
Chief Financial Officer	2018	220,000	459,317	550,017	37,063	1,266,397

Robert P. Wilson III	2020	232,917	—	1,079,820	13,258	1,325,995
Executive Vice President,	2019	260,000	517,608	550,012	27,694	1,355,314
Chief Information Officer	2018	253,333	410,650	399,936	32,747	1,096,666

(1)Cash bonuses under our discretionary incentive bonus plan are reported in the year to which they relate, and are paid no later than the end of the first quarter of the following year. In the case of Messrs. Sheldon, Anderson, and Wilson, the bonus column also includes cash bonuses paid to them in prior years under the profit sharing portion of our cash bonus plan under which all employees participate in proportion to base salaries. No cash bonuses were paid for the 2020 year.
(2)Equity grants constituting part of the incentive bonus plan are reported in this table in the year to which they relate except the restricted stock granted as Mr. Redmond’s base compensation for the entire three-year term of his employment agreement is all reflected in the compensation table for 2019 in accordance with SEC rules.
(3)Represents the grant date fair value of restricted stock awards granted, as calculated in accordance with stock-based compensation accounting standards. The fair value of each of these awards is based on the closing share price of our stock on the grant date. Although the table above indicates the full grant date value of the awards in the year in which the compensation is considered, the restricted stock granted generally vests over a three year period.
(4)All Other Compensation consists of our matching contributions under the 401(k) plan for all officers participating in the plan, cash dividends paid on shares of unvested restricted stock and other compensation not reported in other columns of this table. No amount is included in this column for the value of all perquisites and personal benefits, including flight benefits, as these benefits did not exceed $10,000 for any executive officer.
(5)Mr. Redmond entered into a new employment agreement in October 2019 under which he continues to serve as the president of the Company. Restricted stock granted as Mr. Redmond’s base compensation for the entire three-year term of his employment agreement ($13,043,040 of date of grant value) is all reflected in the compensation table for 2019 in accordance with SEC rules. This grant is separate from equity grants under the incentive bonus plan based on Mr. Redmond’s and the Company’s annual performance, which annual stock grants had a grant date value of approximately $0, $2,000,000 and $1,750,000 in 2020, 2019, and 2018 respectively.

(6)Mr. Anderson was promoted to executive vice president, chief financial officer in April 2019. In conjunction with his promotion, Mr. Anderson was awarded restricted stock ($249,990 of date of grant value), all of which is included as part of his 2019 compensation in the compensation table.

Cash Compensation for Named Executive Officers.

Mr. Gallagher serves without base compensation as a result of his substantial equity interest. Mr. Redmond serves without base compensation in accordance with the terms of his employment agreement.

The base salaries for other named executive officers are reviewed and subject to change from year to year. The base salary of each of Messrs. Sheldon, Anderson and Wilson was increased to $260,000 per year effective in the year in which each was promoted to executive vice president. Each of these executive officers reduced his base salary by 50% temporarily in 2020 as part of our cash conservation efforts during the pandemic. The reduced amounts are reflected in the Summary Compensation Table.

The compensation committee approves all base salary, bonus payments and other compensation payments to executive officers serving on our board of directors and to any other named executive officers from the prior year.

For 2020, none of our executive officers received any cash bonus due to our cash conservation efforts. In general, no bonus is earned unless our operating income exceeds 5 percent of our revenue for the year and, in that event, the bonus pool will not exceed 10 percent of operating income. The final bonus pool amount is determined by our compensation committee after review of the year-end financial statements and after consideration of management recommendations. Each executive officer’s allocation of the bonus pool for each year is determined by the compensation committee as described under "Compensation Discussion and Analysis".

In 2016, we introduced an employee profit sharing program whereby every employee receives a semi-annual bonus which is based on our profitability and each employee is allocated an equal percentage of their base salary based on the total bonus pool. No profit sharing bonuses were paid in 2020 due to losses attributable to the pandemic.

Other compensation includes cash dividends paid on unvested restricted stock, as well as matching contributions under our 401(k) plan. The amount of matching contribution paid for each executive officer depends on his salary reductions paid into the 401(k) plan.

CEO Pay Ratio

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and the rules of the SEC, the Company is providing the following information about the relationship of the median of the annual total compensation of all employees of the Company and the annual total compensation of the Company’s CEO.

For 2020, the Company’s last completed fiscal year:

•The median of the annual total compensation of all employees of the Company (other than the CEO) was $43,429;
•The annual total compensation of the Company’s CEO, as reported in the above Summary Compensation Table, was $1,516,280; and
•Based on this information, for 2020, the ratio of the annual total compensation of the Company’s CEO to the median of the annual total compensation of all employees was reasonably estimated to be approximately 35 to 1.

To identify the median of the annual total compensation of all employees of the Company, as well as to determine the annual total compensation of the Company’s median employee and its CEO, the Company took the following steps:

•The Company determined that, as of December 31, 2020, its employee population, for purposes of determining the median employee under the SEC rules, consisted of approximately 5,243 individuals, whether employed on a full-time, part-time, or temporary basis.
•The Company used a consistently applied compensation measure to identify its median employee by comparing the amount of compensation reflected in its payroll records, as reported to the Internal Revenue Service (“IRS”) on Form W-2 for 2020.
•The Company identified its median employee by consistently applying this compensation measure to all of its employees included in its analysis. The Company did not make any cost of living adjustments in identifying the median employee. The Company annualized the compensation for its permanent employees who were not employed for all of 2020.
•After the Company identified its median employee, it combined all of the elements of such employee’s compensation for the 2020 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $43,429.

Grants of Plan-Based Awards in 2020

The following table describes grants of plan-based awards to our named executive officers during 2020:

Name	Grant Date	Stock awards: number of shares of stock (#)	Grant date fair value of stock awards ($)(1)
Gallagher, Maurice (2)	1/29/2020	12,258	2,000,015
Redmond, John (2)	1/29/2020	12,258	2,000,015
Redmond, John (3)	1/31/2020	18,000	3,024,720
Sheldon, Scott (2)	1/29/2020	6,742	1,100,025
Sheldon, Scott (4)	8/5/2020	18,300	2,109,624
Anderson, Gregory (2)	1/29/2020	5,517	900,154
Anderson, Gregory (4)	8/5/2020	17,400	2,005,872
Wilson, Robert (2)	1/29/2020	3,371	550,012
Wilson, Robert (5)	9/1/2020	8,400	1,079,820

(1)As determined as set forth in Note 12 to our consolidated financial statements. Although the table above indicates the full grant date value of the awards, the restricted stock awards granted vest over a three-year period.
(2)Grant of restricted stock on January 29, 2020 at a grant date fair value of $163.16 per share as part of 2019 compensation.
(3)Grant of restricted stock on January 31, 2020 at a grant date fair value of $168.04 per share in connection with employment agreement signed in October 2019.
(4)Grant of restricted stock on August 5, 2020 at a grant date fair value of $115.28 per share in connection with employment agreement.
(5)Grant of restricted stock on September 1, 2020 at a grant date fair value of $128.55 per share in connection with his employment agreement.

Our compensation committee considers grants of restricted stock, stock options and SARs to our executive officers annually. The number of shares granted is not based on any specific percentage of the total compensation of the executive officer.

All restricted stock grants for 2020 are subject to a three-year vesting schedule to encourage continued employment by the executive officers.

In January 2020, we granted to our executive officers shares of restricted stock as part of their 2019 compensation packages. The value of these grants is reflected in the Summary Compensation Table as part of each executive officer’s 2019 compensation. The value of the equity grants in February 2019 is reflected in the Summary Compensation Table as part of each executive officer’s 2018 compensation.

The employment agreements entered into with our executive vice presidents in August and September 2020 also provide for future grants of restricted stock to these executives in 2021, 2022 and when the restrictions under the CARES Act and PSPs expire. These grants in 2021 and 2022 will occur on the anniversary of the employment agreement and will be in an amount intended to increase the executive’s compensation to the maximum allowed under the CARES Act and PSPs. These grants will vest over a three-year period. The grant after the expiration of the restrictions under the CARES Act and PSPs will be of a fixed number of shares set forth in the respective employment agreement. These grants will fully vest one year after grant. All of these grants are conditioned on the executive being actively employed with the Company on the date of grant.

Outstanding Equity Awards at Year End

The following table summarizes the number of shares underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020:

Name	Shares of stock not vested (#)		Market value of shares of stock not vested ($) (1)
Maurice J. Gallagher, Jr.	12,258	(2)	2,319,704

John Redmond	12,258	(2)	2,319,704
	18,000	(3)	3,406,320

Scott Sheldon	6,742	(2)	1,275,856
	18,300	(3)	3,463,092

Gregory C. Anderson	5,517	(2)	1,044,037
	17,400	(4)	3,292,776

Robert P. Wilson III	3,371	(2)	637,928
	8,400	(5)	1,589,616

(1)Based on our closing stock price of $189.24 on December 31, 2020.
(2)Unvested restricted stock vesting one-third on each January 29, 2021, 2022 and 2023.
(3)Unvested restricted stock vesting one-third on January 31, 2021, and one-sixth on each of April 1, 2021; October 1, 2021; April 1, 2022; and October 1, 2022.
(4)Unvested restricted stock vesting one-third on each of August 5, 2021, 2022 and 2023.
(5)Unvested restricted stock vesting one-third on September 1, 2021, 2022 and 2023

Option/SAR Exercises and Stock Vested Table

The following table summarizes the number of option/SARs awards exercised and stock awards vested by our named executive officers in 2020 and the value realized on option/SARs exercise or stock award vesting:

	Option/SAR Awards		Stock Awards
	Shares acquired on exercise (#)	Value realized on exercise ($) (1)	Shares acquired on vesting (#)	Value realized on vesting ($)
Maurice J. Gallagher, Jr.			1,694	275,411	(2)
			4,770	789,197	(3)
			1,342	218,558	(4)
			1,695	224,554	(9)
			9,542	1,264,124	(9)

John Redmond	15,000	614,100	3,706	602,521	(2)
			4,174	690,588	(3)
			1,342	218,558	(4)
			29,000	3,740,130	(8)
			3,706	490,971	(9)
			8,349	1,106,076	(9)
			58,000	7,683,840	(9)

Scott Sheldon			1,694	275,411	(2)
			2,385	394,598	(3)
			1,342	218,558	(4)
			2,500	165,575	(6)
			1,695	185,111	(7)
			4,771	521,041	(7)

Gregory C. Anderson			953	154,939	(2)
			1,312	217,070	(3)
			767	124,914	(4)
			630	44,125	(5)
			2,500	165,575	(6)
			953	104,077	(7)
			2,624	286,567	(7)
			1,262	137,823	(7)

Robert P. Wilson III			953	154,939	(2)
			954	157,839	(3)
			767	124,914	(4)
			1,875	124,181	(6)
			953	104,077	(7)
			1,908	208,373	(7)

(1)Exercise of SARs on December 30, 2020. Amount shown is cash payment from Company equal to value of stock on date of excercise ($186.97) less strike price.
(2)Based on our closing stock price of $162.58 on February 7, 2020.
(3)Based on our closing stock price of $165.45 on February 14, 2020.
(4)Based on our closing stock price of $162.86 on February 21, 2020.
(5)Based on our closing stock price of $70.04 on April 23, 2020
(6)Based on our closing stock price of $66.23 on May 7, 2020
(7)Based on our closing stock price of $109.21 on June 30, 2020
(8)Based on our closing stock price of $128.97 on October 14, 2020
(9)Based on our closing stock price of $132.48 on October 21, 2020

Employee Benefit Plans

Long-Term Incentive Plan

Our Long-Term Incentive Plan (the “2016 Plan”) was adopted by our board of directors and approved by the shareholders in 2016.

The individuals eligible to participate in our 2016 Plan include our officers and other employees, our non-employee board members and any consultants we engage.

Our 2016 Plan is administered by the compensation committee. This committee determines which eligible individuals are to receive stock-based awards, the time or times when such stock-based awards are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, and the terms and conditions of each award including, without limitation, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding, provided that no option term may exceed ten years measured from the date of grant.

Vesting of any option grant is contingent on continued service with us. Upon the cessation of an optionee’s service, any unvested options will terminate and will be forfeited. Any vested, but unexercised options (i) will terminate immediately if the optionee is terminated for misconduct, or (ii) if the cessation of service is other than for misconduct, will remain exercisable for such period of time as determined by the compensation committee at the time of grant and set forth in the documents evidencing the option. The compensation committee has the discretion, however, at any time while the option remains outstanding to (i) extend the period of time that the option may be exercisable following the cessation of an optionee’s service (but not beyond the term of the option) and (ii) permit the optionee to exercise options following a cessation of service that were not vested at the time of the cessation of service.

The exercise price for the shares of the common stock subject to option grants made under our 2016 Plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date.

Some of the terms of the 2016 Plan intended to protect and promote the interests of our shareholders are:

Limit on total shares available for future awards -The maximum number of new shares of common stock available for awards under the 2016 Plan is 2,000,000 shares and, as a result of the fungible ratio described below, a fewer number of shares will be available for issuance under the 2016 Plan if we continue to use restricted stock. Stock appreciation rights which may only be settled in cash will not count against this limit.

Fungible Ratio - The 2016 Plan applies a fungible ratio such that a full-value award, such as a restricted stock grant or restricted stock unit grant, will be counted at 2 times its number for purposes of the plan limit. As a result, only a maximum of 1,000,000 shares of restricted stock may be issued under the 2016 Plan. If a combination of restricted stock grants and stock options (or stock-settled stock appreciation rights) is used, the maximum number would be between 1,000,000 and 2,000,000 shares.

Certain shares not available for future awards - Any shares used by a participant to pay the exercise price or required tax withholding for an award will not be available for future awards under the 2016 Plan. The full number of stock-settled stock appreciation rights will be counted against the plan limit even if a fewer number of shares is delivered upon exercise.

No discounted options or stock appreciation rights - All stock options and stock appreciation rights must be granted with an exercise price or grant price of not less than the fair market value of the common stock on the grant date. As a result, the 2016 Plan prohibits discounted options or stock appreciation rights.

Prohibition on repricing - The 2016 Plan prohibits the repricing of stock options and stock appreciation rights (and other actions that have the effect of repricing). We have never repriced any stock options or stock appreciation rights.

Plan administration - The compensation committee, comprised solely of non-employee directors, administers the 2016 Plan.

Vesting acceleration on a change in control - In the event of a change in control, the vesting of performance-based awards may not be accelerated except to the extent based on actual results through the date of change in control or on a pro rata basis to reflect the portion of the applicable performance period that has elapsed, unless the award agreement provides otherwise. Vesting of time-based awards on a change in control is not accelerated under any outstanding award agreements.

Minimum vesting period for awards - The 2016 Plan provides that no awards will vest prior to one year after grant (or, in the case of those awards that vest upon the achievement of performance goals, a minimum performance period of one year) except that the compensation committee may provide for earlier vesting upon a participant’s termination of employment, death, disability or upon a change in control, subject to the above requirement for performance-based awards. The minimum vesting period need not apply for grants of up to five percent of the plan limit to the extent so designated by the compensation committee.

Clawback - The 2016 Plan refers to our executive compensation recoupment policy and provides that awards are subject to the application of that policy and other requirements of law.

Limit on individual grant - No award for more than 100,000 shares may be granted to any individual in any calendar year.

Limits on transferability of awards - The 2016 Plan does not permit options or other awards to be transferred to third parties for value or other consideration.

For accounting purposes, compensation expense related to equity based awards under the 2016 Plan is measured and recognized in accordance with stock-based compensation accounting standards.

Potential Payments upon Termination of Employment and Change in Control

Under his employment agreement dated October 2019 and related equity grant agreements, John Redmond received equity grants of 87,000 shares of restricted stock in October 2019 and an additional 18,000 shares in January 2020. The restricted stock was to vest over a three-year period subject to pro rata acceleration upon death, disability, termination of employment without cause or upon a resignation with good reason. Vesting of stock grants prior to 2020 was accelerated in October 2020. If such a termination, resignation, death or disability had occurred on December 31, 2020, Mr. Redmond would have realized approximately $3.1 million from a pro rata acceleration of vesting (through the assumed December 31, 2020 termination date) of his remaining unvested restricted stock (18,000 shares), based on the $189.24 closing stock price on that date. In addition, he would continue to receive fringe benefits for a six-month period following any such termination. Under the employment agreement, Mr. Redmond has agreed to a noncompete and a nonsolicitation of employees during his employment and for two years thereafter and a nondisclosure of confidential information during his employment and for a period of three years thereafter. Mr. Redmond has also agreed not to sell any of the shares of stock granted under his employment agreement before September 30, 2022, absent a termination without cause or a change in control.

Under the employment agreements entered into with Scott Sheldon, Gregory Anderson and Robert Wilson in August and September 2020 and related equity grant agreements, each of them will receive accelerated vesting of all outstanding equity grants and will also receive continuation of base salary and fringe benefits for a period of six months after a termination without cause or resignation with good reason (as those terms are defined in the employment agreements). Accelerated vesting of stock grants will also occur upon death or disability. If such a termination or resignation had occurred on December 31, 2020, Mr. Sheldon, Anderson and Wilson would have realized approximately $4.7 million, $4.3 million and $2.2 million, respectively, from an acceleration of vesting (through the assumed December 31, 2020 termination date) of his theretofore unvested restricted stock, based on the $189.24 closing stock price on that date. In addition, each would continue to receive base salary of approximately $22,000 per month for six months as well as continuing to receive fringe benefits for the six-month period following any such termination. Under his respective employment agreement, each of Mr. Sheldon, Anderson and Wilson has agreed to a noncompete and a nonsolicitation of employees during his employment and for one year thereafter and a nondisclosure of confidential information during his employment and for a period of five years thereafter.

Director Compensation

The members of our board of directors receive an annual retainer of $20,000 per year plus an additional $5,000 for each meeting attended and will also be reimbursed for their out-of-pocket expenses. Each member of the board agreed to forgo cash compensation temporarily as a result of the pandemic and the Company’s cash conservation efforts. The reduced cash amounts paid are reflected in the table below.

Any new director will receive an initial grant of 1,000 shares of restricted stock on the date such individual joins the board. The restricted stock will vest over a period of two years upon the director’s completion of each year of board service over the two-year period measured from the grant date.

In addition, on the date of each annual shareholders' meeting, each board member (other than executive officers) who is to continue to serve as a board member will automatically be granted 1,000 shares of restricted stock, provided such individual has served on our board for at least six months. The restricted shares subject to each annual automatic grant will vest upon the director’s completion of one year of board service measured from the grant date.

The following table illustrates the compensation earned or paid to our non-management directors during 2020:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Montie Brewer	$5,000	$113,840	$118,840
Gary Ellmer	5,000	113,840	118,840
Ponder Harrison	5,000	113,840	118,840
Linda A. Marvin	5,000	113,840	118,840
Charles W. Pollard	5,000	113,840	118,840

(1)Excludes expense reimbursements. We reimburse our directors for expenses incurred in attending board meetings.
(2)Represents the grant date fair value of restricted stock awards granted to each director in 2020 based on the closing stock price on the date of grant. All restricted stock granted to outside directors in 2020 will vest in 2021.

In 2020, no director received $10,000 or more in aggregate perquisites or other personal benefits, including the value of flight benefits. We do not provide tax gross-up payments to members of our board of directors.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or compensation committee.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee is responsible for, among other things, reviewing and approving salary, bonus and other compensation for our executive officers, and setting the overall compensation principles that guide the committee’s decision-making. The compensation committee has reviewed the Compensation Discussion and Analysis (“CD&A”) included in this report and discussed it with management. Based on the review and discussions with management, the compensation committee recommended to our board of directors that the CD&A be included in this report.

COMPENSATION COMMITTEE
Montie Brewer	M. Ponder Harrison	Charles W. Pollard

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this report into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

RELATED PARTY TRANSACTIONS

Since January 1, 2020, we have not been a party to any transaction in which the amount involved exceeded $120,000 and in which any of our directors or executive officers, any holder of more than five percent of our capital stock or any member of their immediate families had a direct or indirect material interest.

All future transactions, including loans, if any, between us and our officers, directors and principal shareholders and their affiliates and any transactions between us and any entity with which our officers, directors or five percent shareholders are affiliated, will be approved by our audit committee and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act adopted in 2010, we are required to periodically include in our proxy statement and to present at the meeting a non-binding shareholder vote to approve the compensation of our named executive officers, as disclosed in this proxy statement.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to express your views on our named executive officers’ compensation. This vote is not intended to address any specific element of our compensation programs, but rather to address our overall approach to the compensation of our named executive officers described in this proxy statement. To that end, we are asking our shareholders to vote “FOR” the following resolution at the 2021 annual meeting of shareholders:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2021 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the other related tables and disclosures.

As provided by law, this vote will not be binding on our board of directors and may not be construed as overruling a decision by our board or create or imply any additional fiduciary duty on the board. The vote will not affect any compensation paid or awarded to any executive.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of shareholder value.

Vote Required

The resolution will be approved if the number of votes cast in favor of the resolution exceeds the number of votes cast in opposition to the resolution. Abstentions and broker “non-votes” will not have any effect on the proposal to approve executive compensation as disclosed in this proxy statement.

Because your vote is advisory, it will not be binding upon us, the compensation committee or our board. However, our compensation committee and our board value the opinions of our shareholders and to the extent there is any significant vote against our compensation practices for our named executive officers as disclosed in this proxy statement, we will consider our shareholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns when considering future executive compensation arrangements.

Our board of directors believes our compensation policies and procedures achieve our objectives and unanimously recommends that you vote FOR the approval of this resolution. Proxy holders will vote all duly submitted proxies FOR ratification unless duly instructed otherwise.

PROPOSAL NO. 3

RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee of our board of directors has selected KPMG LLP, an independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2021. At the meeting, our shareholders will be asked to ratify the selection of KPMG LLP as our independent registered public accountants for 2021. KPMG has served as our independent registered public accounting firm since 2016.

Although there is no requirement we submit the appointment of independent registered public accountants to shareholders for ratification or that the appointed auditors be terminated if the ratification fails, our audit committee will consider the appointment of other independent registered public accountants if the shareholders choose not to ratify the appointment of KPMG LLP and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if the appointment is ratified, however, the audit committee of our board of directors may, in its discretion, direct the appointment of different independent registered accountants during the year, if the audit committee determines such a change would be in our best interests.
Representatives of KPMG LLP are expected to be available in person or by phone during the annual meeting and while they do not plan to make a statement (although they will have the opportunity to do so), they will be available to respond to appropriate questions from shareholders.
Our board of directors recommends you vote FOR ratification of the appointment of KPMG LLP as our independent registered public accountants.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

The aggregate fees billed by KPMG LLP for the audit of our annual financial statements and services that are normally provided by the accounting firm in connection with statutory and regulatory filings were approximately $1,548,000 for the year ended December 31, 2020 and $1,224,000 for the year ended December 31, 2019.

Audit-Related Fees

Fees billed by KPMG LLP for professional services that were reasonably related to the performance of the audits referred to above were $8,000 during 2020. No such fees were billed in 2019.

Tax Fees

Fees billed by by KPMG LLP for tax compliance, tax advice or tax planning services were $33,000 during 2020 and $36,000 in 2019.

All Other Fees

No such fees were billed by KPMG LLP in 2020 or 2019.

All non-audit services require an engagement letter to be signed prior to commencing any permissible services. The engagement letter must detail the fee estimates and the scope of services to be provided. The current policy of our audit committee requires pre-approval from our audit committee of the non-audit services in advance of the engagement and the audit committee's responsibilities in this regard may not be delegated to management. The audit committee has delegated pre-approval authority to its Chair. Under this delegation, the Chair must report any pre-approval decision to the audit committee at its next meeting following the pre-approval. No non-audit services were rendered that were not in compliance with this policy.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL REGARDING STOCKHOLDER RIGHT TO CALL A SPECIAL MEETING

John Chevedden (the “Proponent”) has advised us he plans to present the following proposal (the “Proposal”) again. The Proponent made a similar proposal last year and in earlier years made two proposals on proxy access. All of these proposals have been previously defeated by the Allegiant shareholders.. The Proposal is included in this proxy statement pursuant to the rules of the SEC. The Company will promptly provide to any stockholder the address of the Proponent upon receiving an oral or written request from such stockholder to the Company counsel via phone at 770-830-8911 or email at robert.goldberg@allegiantair.com. Proponent has furnished evidence of ownership of no less than $2,000 market value of shares of the Company’s common stock for at least one year prior to the date the proposal was submitted.

The Proponent’s Proposal and supporting statement are quoted verbatim below.

For the reasons set forth by the Company in the section titled “Company Statement in Opposition” following the Proponent’s Proposal and supporting statement, the Company recommends a vote AGAINST the Proponent’s Proposal.
Shareholder Proposal

Proposal 4 — Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting (or the lowest percentage allowed by state law).

It currently takes 30% of the shares, that normally vote at our Allegiant annual meeting, to call a special shareholder meeting. It would be hopeless to expect that shareholders, who do not even vote, would go out of their way to take the special procedural steps to ask for a special shareholder meeting. This improvement is also called for to help make up for our high 5% stock ownership for an unbroken 3-years to initiate shareholder proxy access. A 3% stock ownership is a universal practice.

A special shareholder meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director.

For instance, Mr. Gary Ellmer (age unknown), received the most votes of rejection at our 2020 annual meeting. Mr. Ellmer received 10-times the negative votes as each of 3 of his director peers. Mr. Ellmer seems to be retired from a day job for 13-years. Mr. Ellmer might have serious health problems due to his alarming poor attendance record reported in 2020. Plus Mr. Ellmer serves on the 3 most important board committees at ALGT.

Next in line for the most votes of rejection was Mr. Montie Brewer (age unknown) who received almost as many votes of rejection as Mr. Ellmer. This is disturbing as Mr. Brewer was just named Lead Director and appears to be retired from a day job for 12-years.

And since our 2020 ALGT annual meeting there has been a dramatic development that makes shareholder meetings so much easier for management with a substantial cost reduction — the avalanche of bare bones online shareholder meetings.
Management entrenchment is so well defended at an online shareholder meeting that shareholders should have a corresponding greater flexibility in calling for a special shareholder meeting.

It is astounding what management can get away with at an online shareholder meeting. At a bare bones online shareholder meeting almost everything is optional. For instance, a few words by management on the state of the company is completely optional. Also, management answers to submitted shareholder questions are completely optional.

Management hardly needs to prepare for an online shareholder meeting. Thus, shareholders should rightfully have more flexibility in requesting a special shareholder meeting. The core purpose of such a meeting can simply be the announcement of the vote.

For instance, the Goodyear online shareholder meeting was spoiled by a trigger-happy management mute button for shareholders that was used to quash constructive criticism. AT&T, with 3000 institutional shareholders, would not even allow shareholders to speak at its online shareholder meeting.

Please vote yes:
Special Shareholder Meeting Improvement — Proposal 4

Our board recommends that stockholders vote AGAINST this proposal.

Company Statement in Opposition

This proposal is similar to the proposal the Proponent made last year which was defeated soundly by the stockholders.

First of all, the Proponent refers to our current By-law provision regarding the stockholders’ right to call special meetings of stockholders. Our By-laws, however, allow stockholders owning at least 25% of our shares to call a special meeting of stockholders.

The Board acknowledges that providing stockholders the ability to request the Company call special meetings is viewed by some stockholders as an important corporate governance practice that can enhance stockholder rights. However, the Board believes the 25% ownership threshold is appropriate given the Company’s corporate governance policies and its particular circumstances.

The Board believes that the 10% ownership level called for in the Proponent’s Proposal is unduly low (particularly with our stockholder base) and could result in allowing special interest groups with small minority ownership interests to potentially cause disruption and substantial costs to be incurred by the Company and not in the interests of the other 90% of stockholders. In particular, we currently have an outside stockholder which meets the 10% threshold by itself and we also have other more than 5% stockholders. A 10% threshold may be appropriate at other companies in which the stock ownership is more widely dispersed and when it would require several (or many) significant stockholders coming together to meet the required threshold. In a situation like ours in which one or two stockholders could require a special stockholders’ meeting, it is easy to recognize the time and expense that could be wasted as one or just a few stockholders pursue a special interest not for the benefit of stockholders at large.

The Company believes the provisions for calling special meetings in our By-laws are consistent with market practice and strike an appropriate balance between providing stockholders with meaningful rights to call special meetings and protecting against the risk a small minority of stockholders will pursue special interests not in alignment with the best interests of the vast majority of our stockholders. The power to call a special meeting has historically been a tool for acquirors in the hostile merger and acquisition context. Potential acquirors seeking to take over the Company for an inadequate price could use a special meeting to increase their negotiating leverage or to avoid negotiating in good faith with the Company’s Board of Directors. By having an ownership threshold for calling a special meeting at 25%, we are better able to ensure that a special meeting is called only when supported by a significant number of our stockholders.

In addition, a lower threshold is not necessary in light of the fact the Company’s corporate governance policies and practices provide stockholders with the ability to voice their opinions and ensure Board accountability and responsiveness to stockholders. Indeed, the Company has adopted numerous practices and policies that reinforce such accountability and responsiveness. Examples demonstrating the Company’s ongoing commitment to the principles of good governance include:

–Annual elections for all Directors with a majority vote standard in uncontested elections
–100% independent Board committees
–Executive session of independent Directors at each regular Board meeting
–Board oversight of risk management
–Board stock ownership requirements
–Proxy access enabling the Company’s stockholders to include their own director nominees in the Company’s proxy materials along with candidates nominated by the Board, as long as they meet certain requirements
–No automatic vesting of equity grants upon a change of control
–Clawback policy for executive compensation in the event of a restatement of financial statements, fraud or intentional misconduct

–No supermajority voting provisions
–No “poison pill” stockholder rights plan
–Appointment of an independent lead director
–Stockholders’ ability to directly communicate with the Board (in addition to regular stockholder engagement processes)

The Board believes special meetings of the stockholders should be extraordinary events that should be held only if stockholders with a significant stock ownership position are in agreement that a special meeting is appropriate. For every special meeting called, we must provide each stockholder with a notice of meeting and proxy materials at significant legal, printing and mailing expenses, as well as incur the other costs normally associated with holding a stockholder meeting. In addition, organizing and preparing for a special meeting involves a significant commitment of management time and attention that may disrupt focus on other corporate priorities.

In light of the foregoing, the Board believes our current By-law provision allowing stockholders holding at least 25% of the Company’s issued and outstanding stock to call a special meeting strikes an appropriate balance between stockholder rights and protection against abuse of the process. It is the Board’s belief the Proponent’s Proposal could have the effect of allowing a small minority of stockholders to utilize the mechanism of special meetings for their own narrow self-interests and might result in repetitive and unproductive stockholder meetings being called by minority stockholders to the detriment of the Company and our stockholders in general. Therefore, the Board believes adoption of the Proponent’s Proposal would be contrary to the best interests of the Company and its stockholders.

As the above testifies, we have been very attentive to governance provisions protective of the rights of our stockholders. The Proponent criticized two of our Board members by name. In the case of Mr. Ellmer, he did miss some Board meetings in 2019 due to medical issues, but in 2020, Mr. Ellmer attended all 24 of the Board and Committee meetings held. In addition, in prior years, Mr. Ellmer had an exemplary attendance record.

As far as Mr. Brewer is concerned, he remains very active in the airline industry and continues to provide meaningful insight to the Board despite the fact he does not have a full-time job. As the position of lead independent Director rotates each year, Mr. Brewer is no longer serving in that capacity.

Our Board members were selected with the intention to bring particular expertise in the airline and travel business to the Board for the benefit of our stockholders. We believe this has produced exceptional results. Until the pandemic, the Company had an exemplary record of profitability over a long period of time, including through periods of economic recession and periods of high fuel prices.

In addition, during the pandemic, our Company performed remarkably well and this was shown by the fact our stock price increased by 8.7% during 2020 compared to the other eight publicly held airlines to which we compare ourselves, whose stock prices declined by 13.6% to 50.9%.

The Proponent devotes the last five paragraphs of his Proposal to his critiques of on-line stockholder meetings. The Proponent appears to be misinformed. We have always held our annual stockholder meetings in person. Our stockholders are welcome to attend and ask questions if they wish.

We once again ask our stockholders to stand with Management by resisting the urge to interfere with our stewardship of the Company and by voting with us against the “one-size fits all” stockholder proposal by this Proponent with a minimal investment in our Company.

THE BOARD RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL (PROPOSAL 4).

SHAREHOLDER PROPOSALS

We currently expect to hold our 2022 annual meeting of shareholders in June and to mail proxy materials in May 2022. In that regard, shareholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2022 annual meeting of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must submit the proposal to us at our offices at 1201 N. Town Center Drive, Las Vegas, Nevada 89144, Attention: Robert Goldberg, Secretary, not later than January 15, 2022.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you write us c/o Robert B. Goldberg, Esq., Senior Counsel, 1201 N. Town Center Dr., Las Vegas, Nevada 89144, or call Mr. Goldberg at (702) 830-8911. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

Action on Other Matters at the Annual Meeting

At this time, we do not know of any other matters to be presented for action at the annual meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this proxy statement. If any other matter comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR COOPERATION WILL BE APPRECIATED. YOUR PROXY WILL BE VOTED, WITH RESPECT TO THE MATTERS IDENTIFIED THEREON, IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY.

BY ORDER OF THE BOARD OF DIRECTORS,
Robert. B Goldberg,
Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 22, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 22, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D50464-P55971 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ALLEGIANT TRAVEL COMPANY

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Maurice J. Gallagher, Jr.	☐	☐	☐
1b. Montie Brewer	☐	☐	☐
1c. Gary Ellmer	☐	☐	☐
1d. Ponder Harrison	☐	☐	☐
1e. Linda A. Marvin	☐	☐	☐
1f. Charles W. Pollard	☐	☐	☐
1g. John Redmond	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Approval of advisory resolution approving executive compensation.	☐	☐	☐
3. Ratification of KPMG LLP as independent registered public accountants.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:	**For**	**Against**	**Abstain**
4. Stockholder proposal regarding right to call a Special Meeting.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D50465-P55971

ALLEGIANT TRAVEL COMPANY
2021 Annual Shareholders' Meeting
June 23, 2021 9:00 AM (local time)
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Scott Sheldon and Gregory C. Anderson, or either of them, as proxies, with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse hereof, all the shares of common stock held of record on April 26, 2021, at the Annual Meeting of Shareholders to be held on June 23, 2021 at 9:00 a.m. (local time) at the Company's headquarters at 1201 N. Town Center Drive, Las Vegas, Nevada 89144, or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side